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                                                                     EXHIBIT 4.4

                        SHARE PURCHASE AND SALE AGREEMENT

                                  BY AND AMONG

                               NICE SYSTEMS LTD.,

                        NICE SYSTEMS LATIN AMERICA, INC.,

                          NICE CTI SYSTEMS UK LIMITED,

                                ACTIMIZE JAPAN KK

                                       AND

                                 FORTENT, INC.,

                  AND, SOLELY FOR THE PURPOSES OF SECTION 11.6,

                             AGM ACQUISITION CORP.,

                            ALERT GLOBAL MEDIA, INC.

                                       AND

        ASSOCIATION OF CERTIFIED ANTI-MONEY LAUNDERING SPECIALISTS, INC.


                          DATED AS OF AUGUST 31, 2009

                                TABLE OF CONTENTS


1.  DEFINITIONS................................................................1
    1.1.     CERTAIN DEFINITIONS...............................................1

2.  PURCHASE AND SALE OF SHARES................................................9
    2.1.     PURCHASE AND SALE OF SHARES.......................................9
    2.2.     CLOSING PAYMENTS..................................................9
    2.3.     BASE PRICE ADJUSTMENT.............................................9
    2.4.     TAX GROSS-UP.....................................................12
    2.5.     TAX TREATMENT....................................................12

3.  CLOSING...................................................................13
    3.1.     CLOSING..........................................................13
    3.2.     CLOSING DELIVERIES OF COMPANY....................................13
    3.3.     CLOSING DELIVERIES OF PARENT.....................................15
    3.4.     ESCROW FUND......................................................15
    3.5.     TRANSFER TAXES...................................................15
    3.6.     PURCHASE PRICE ALLOCATION........................................15

4.  BASIC REPRESENTATIONS AND WARRANTIES OF THE COMPANY.......................16
    4.1.     ORGANIZATION AND AUTHORITY.......................................16
    4.2.     NONCONTRAVENTION.................................................16
    4.3.     TITLE TO SHARES..................................................16
    4.4.     GOVERNMENTAL APPROVALS.  ........................................17
    4.5.     BROKERS' FEES....................................................17

5.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY RELATING TO THE
             ACQUIRED COMPANIES...............................................17
    5.1.     ORGANIZATION AND AUTHORITY.......................................17
    5.2.     NONCONTRAVENTION.................................................18
    5.3.     CAPITALIZATION; TITLE............................................19
    5.4.     GOVERNMENTAL APPROVALS...........................................19
    5.5.     COMPANY FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES............19
    5.6.     ABSENCE OF CERTAIN CHANGES.......................................21
    5.7.     TAX MATTERS......................................................23
    5.8.     ASSETS AND PROPERTY; LEASES......................................24
    5.9.     INTELLECTUAL PROPERTY............................................26
    5.10.    ENVIRONMENTAL MATTERS............................................30
    5.11.    CONTRACTS........................................................30
    5.12.    INSURANCE........................................................32
    5.13.    LITIGATION.......................................................33
    5.14.    EMPLOYEE MATTERS.................................................33
    5.15.    LICENSES AND PERMITS; LEGAL COMPLIANCE...........................37
    5.16.    AFFILIATE TRANSACTIONS; EXCLUDED SUBSIDIARIES....................38
    5.17.    ACCOUNTS RECEIVABLE..............................................39
    5.18.    WARRANTIES.......................................................39
    5.19.    NO PUBLIC OFFER.  ...............................................39
    5.20.    BROKERS' FEES....................................................40
    5.21.    BANK ACCOUNTS; POWERS OF ATTORNEY.  .............................40
    5.22.    HSR..............................................................40
    5.23.    FULL DISCLOSURE..................................................40

6.  REPRESENTATIONS AND WARRANTIES OF PARENT AND THE ACQUIRING SUBSIDIARIES...40
    6.1.     ORGANIZATION.....................................................40
    6.2.     AUTHORITY........................................................40
    6.3.     NONCONTRAVENTION.................................................41
    6.4.     GOVERNMENTAL APPROVALS.  ........................................41
    6.5.     HSR..............................................................41
    6.6.     INSPECTIONS; NO OTHER REPRESENTATIONS............................41

7.  COVENANTS.................................................................42
    7.1.     REASONABLE BEST EFFORTS; FURTHER ASSURANCES.  ...................42
    7.2.     2009 AUDITED FINANCIALS; FINANCIAL STATEMENTS OF THE BUSINESS....42
    7.3.     PUBLIC ANNOUNCEMENTS.............................................42
    7.4.     FIRPTA COMPLIANCE................................................43
    7.5.     NON-SOLICITATION OF EMPLOYEES....................................43
    7.6.     NON COMPETE......................................................43
    7.7.     CONFIDENTIAL INFORMATION.........................................44
    7.8.     INDEMNIFICATION OF DIRECTORS AND OFFICERS........................45
    7.9.     USE OF NAME......................................................46
    7.10.    ASSET TRANSFERS..................................................46
    7.11.    INTERCOMPANY DEBTS...............................................47

8.  RELEASES AND WAIVERS......................................................47
    8.1.     GENERAL RELEASE..................................................47

9.  CONDITIONS TO CLOSING.....................................................48
    9.1.     CONDITIONS TO OBLIGATIONS OF THE COMPANY.........................48
    9.2.     CONDITIONS TO OBLIGATIONS OF THE BUYERS..........................48

10. SURVIVAL..................................................................48
    10.1.    SURVIVAL.........................................................48

11. INDEMNIFICATION...........................................................49
    11.1.    INDEMNIFICATION BY THE COMPANY.  ................................49
    11.2.    INDEMNIFICATION FROM ESCROW PROCEDURE............................49
    11.3.    PROCEDURES FOR INDEMNIFICATION...................................50
    11.4.    CERTAIN RIGHTS AND LIMITATIONS...................................51
    11.5.    STRADDLE PERIOD TAXES............................................53
    11.6.    EXCLUDED SUBSIDIARIES............................................53

12. GENERAL PROVISIONS........................................................54
    12.1.    ASSIGNMENT.......................................................54
    12.2.    PARTIES IN INTEREST..............................................54
    12.3.    FEES AND EXPENSES................................................54
    12.4.    NOTICES..........................................................54
    12.5.    ENTIRE AGREEMENT; AMENDMENTS AND WAIVERS.........................55
    12.6.    SEVERABILITY.....................................................56
    12.7.    GOVERNING LAW.  .................................................56
    12.8.    JURISDICTION, SERVICE OF PROCESS.................................56
    12.9.    WAIVER OF JURY TRIAL.............................................56
    12.10.   COUNTERPARTS.....................................................57
    12.11.   SPECIFIC PERFORMANCE.............................................57
    12.12.   CONSTRUCTION; INTERPRETATION.....................................57

EXHIBITS:

Exhibit A:        Escrow Agreement
Exhibit B:        Transition Services Agreement
Exhibit C:        Parent Press Release
Exhibit D:        [INTENTIONALLY OMITTED]
Exhibit E:        Asset Transfer Agreement

                        SHARE PURCHASE AND SALE AGREEMENT

     SHARE PURCHASE AND SALE AGREEMENT, dated as of August 31, 2009 by and among NICE SYSTEMS Ltd., an Israeli company ("PARENT"), NICE SYSTEMS LATIN AMERICA, INC., a Delaware corporation and an indirect wholly owned subsidiary of Parent ("SUB A"), NICE CTI SYSTEMS UK LIMITED, a private limited company organized under the Laws of England and Wales and an indirect wholly owned subsidiary of Parent ("SUB B"), ACTIMIZE JAPAN KK, a KABUSHIKI KAISHA organized under the Laws of Japan and an indirect wholly owned subsidiary of Parent ("SUB C" and together with Sub A and Sub B, the "ACQUIRING SUBSIDIARIES"), and FORTENT, INC., a Delaware corporation (the "COMPANY"), and, solely for the purposes of SECTION 11.6, AGM ACQUISITION CORP., a Delaware corporation ("AGMA"), ALERT GLOBAL MEDIA, INC., a Delaware corporation ("AGM"), and ASSOCIATION OF CERTIFIED ANTI-MONEY LAUNDERING SPECIALISTS, INC., a Delaware corporation ("ACAMS").

                              W I T N E S S E T H :

     WHEREAS, the Company is the record and beneficial owner of all the issued and outstanding Shares (as defined below) of the Acquired Subsidiaries (as defined below); and

     WHEREAS, the Acquiring Subsidiaries (the "BUYERS") desire to purchase from the Company, and the Company desires to sell to the Buyers, all of the issued and outstanding Shares of the Acquired Subsidiaries upon the terms and subject to the conditions set forth herein; and

     WHEREAS, the Board of Directors of the Company has determined that such transactions are advisable and in the best interests of the Company and its stockholders, has approved and adopted the transactions contemplated hereby and the stockholders of the Company have approved and adopted this Agreement and the transactions contemplated hereby; and

     NOW, THEREFORE, the parties agree as follows:

1.   DEFINITIONS

     1.1. CERTAIN DEFINITIONS.

          For purposes of this Agreement, the following terms shall have the following meanings:

          "ACQUIRED COMPANIES" means the Acquired Subsidiaries, together with Searchspace Group Ltd., a private company organized under the Laws of England and Wales, Fortent Ltd., a private company organized under the Laws of England and Wales, and Searchspace GmbH, a GESELLSCHAFT MIT BESCHRANKTER HAFTUNG organized under the Laws of the Federal Republic of Germany.

          "ACQUIRED COMPANY PLAN" means any Plan sponsored or maintained by any Acquired Company or by the Company or to which the Company or any of the Acquired Companies is a party or required to contribute.

          "ACQUIRED SUBSIDIARIES" means each of Fortent Americas, Fortent Japan and Fortent UK.

          "ACTION" means any legal, administrative, governmental or regulatory proceeding or other action, suit, proceeding, claim, arbitration, mediation, alternative dispute resolution procedure, inquiry or investigation by or before any arbitrator, mediator, court or other Governmental Authority.

          "AFFILIATE" means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person. For purposes of this Agreement, the term "CONTROL" (including, with correlative meanings, the terms "CONTROLLING", "CONTROLLED BY" and "UNDER COMMON CONTROL WITH"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership interests, by contract or otherwise.

          "AFFILIATE PLAN" shall mean an employee benefit plan (as defined in Section 3(3) of ERISA) which any ERISA Affiliate sponsors, maintains, or to which it makes, is making, or is obligated to make contributions.

          "AGGREGATE CLOSING PAYMENT" means the Base Purchase Price less (i) the Escrow Funds and (ii) the Severance Payment.

          "AGREEMENT" means this Share Purchase and Sale Agreement, including all Exhibits and Schedules hereto, as the same may be amended, modified or supplemented from time to time in accordance with its terms.

          "BASE PURCHASE PRICE" shall mean US$73,500,000 (Seventy Three Million and Five Hundred Thousand Dollars) as adjusted at the Closing pursuant to
     SECTION 2.3.2.

          "BUSINESS" shall mean all of the business of the Acquired Companies, including all of the Acquired Companies' business conducted through the Company.

          "BUSINESS DAY" means any day other than a Saturday, Sunday or any other day on which banking institutions in either the State of Israel or in the State of New York are not open for the transaction of normal banking business.

          "BUSINESS INTELLECTUAL PROPERTY" means all Intellectual Property owned or used in or for the Business.

          "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

          "CODE" means the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

          "CONFIDENTIALITY AGREEMENT" means the Non-Disclosure and Confidentiality Letter Agreement dated August 25, 2008 between Parent and the Company.

          "CONSENTS" means consents, approvals, requirements, exemptions, orders, waivers, allowances, novations, authorizations, declarations, filings, registrations and notifications.

          "CONTRACTS" means, with respect to any Person, any legally binding written or oral contract, agreement, undertaking, lease, franchise, obligation, arrangement, promise, understanding, commitment, instrument or guaranty: (i) to which such Person is a party, (ii) under which such Person has any rights, (iii) under which such Person has any Liability, or (iv) by which such Person, or any of the assets or properties owned or used by such Person, is bound, including, in each case, all amendments, modifications and supplements thereto and waivers thereunder.

          "DAMAGES" means any and all losses, liabilities, claims, damages, deficiencies, fines, payments, Taxes, costs and expenses, whether or not resulting from Third Party Claims (including the reasonable costs and expenses of any and all Actions or other legal matters); all amounts paid in connection with any demands, assessments, judgments, settlements and compromises relating thereto; interest and penalties with respect thereto; and reasonable costs and expenses, including reasonable attorneys', accountants' and other experts' fees and expenses, incurred in investigating, preparing for or defending against any such Actions or other legal matters or in asserting, preserving or enforcing an Indemnitee's rights hereunder.

          "ENVIRONMENTAL LAWS" means any and all applicable Laws and Licenses issued, promulgated or entered into by any Governmental Authority and all codes of practice and guidance notes regulating, relating to or imposing liability or standards of conduct concerning the environment (including the air, water and land) or the generation, treatment, use, discharge, storage or disposal of any material, chemical, or substance that, whether because of its nature, form, condition or quantity, is regulated under applicable Environmental Laws.

          "ERISA" means the U.S. Employee Retirement Income Security Act of 1974, as amended.

          "ERISA AFFILIATE" means any Person that at any relevant time prior to the Closing is considered a single employer with the Company or any of the Acquired Subsidiaries under Section 414 of the Code.

          "ESCROW AGENT" means the Person selected by Parent and the Company to act as escrow agent under the Escrow Agreement.

          "ESCROW AGREEMENT" means an escrow agreement by and among Parent, the Company and the Escrow Agent attached hereto as EXHIBIT A.

          "ESCROW FUNDS" means US$6,500,000 (Six Million Five Hundred Thousand).

          "EXCLUDED SUBSIDIARIES" means each of AGMA, AGM and ACAMS.

          "FORTENT AMERICAS" means Fortent Americas, Inc., a corporation organized under the Laws of the State of Delaware.

          "FORTENT AMERICAS SHARES" means all of the issued and outstanding common shares of Fortent Americas, without par value.

          "FORTENT JAPAN" means Fortent Japan K.K., a KABUSHIKI KAISHA organized under the Laws of Japan.

          "FORTENT JAPAN SHARES" means all of the issued and outstanding shares of Fortent Japan.

          "FORTENT UK" means Tiltgrange Ltd., a private limited company organized under the Laws of England and Wales.

          "FORTENT UK SHARES" means all of the issued and outstanding (i) "A" Convertible Preference Shares of (pound)0.01 each and (ii) "B" Preference Shares of (pound)0.01 each, of Fortent UK.

          "GAAP" means the accounting principles generally accepted in the United States, including as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, and applied consistently throughout the periods involved.

          "GOVERNMENTAL AUTHORITY" means, in any jurisdiction, including the United States, any (i) supranational, national, federal, state, local, foreign or international government, (ii) court, arbitral or other tribunal, (iii) governmental or quasi-governmental authority of any nature (including any political subdivision, instrumentality, branch, department, official or entity) or (iv) agency, commission, authority or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

          "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "INTELLECTUAL PROPERTY" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents (including utility and design patents, industrial designs and utility models), patent applications and patent and invention disclosures, and all other rights of inventorship, worldwide, together with all reissuances, continuations, continuations-in-part, divisions, revisions, supplementary protection certificates, extensions and re-examinations thereof (collectively, "PATENTS"); (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names, together with the goodwill associated with any of the foregoing throughout the world, and all applications, registrations and renewals thereof (collectively, "MARKS"); (c) copyrights and registrations and applications therefor, including in and to works of authorship, moral rights, mask works and all other rights corresponding thereto throughout the world, whether published or unpublished, including rights to prepare, reproduce, perform, display and distribute copyrighted works and copies, compilations, collective works, and derivative works thereof (collectively, "COPYRIGHTS"); (d) all trade secrets and confidential business and technical information (including ideas, research and development, know-how, formulas, technology, compositions, manufacturing and production processes and techniques, technical data, engineering, production and other designs, plans, drawings, engineering notebooks, industrial models, software and specifications) (collectively, "TRADE Secrets"); (e) all computer and electronic data, data processing programs, documentation and software, both source code and object code (including flow charts, diagrams, descriptive texts and programs, computer print-outs, underlying tapes, computer databases and similar items), computer applications and operating programs;
     (f) all rights to sue for and remedies against past, present and future infringements of any or all of the foregoing and rights of priority and protection of interests therein under the Laws of any jurisdiction worldwide; (g) all copies and tangible embodiments of any or all of the foregoing (in whatever form or medium, including electronic media); and (h) all similar proprietary rights.

          "IRS" means the United States Internal Revenue Service.

          "KNOWLEDGE" or "AWARE OF" or a similar phrase, means with respect to any fact, circumstance, event or other matter in question, such Person's actual knowledge and the knowledge that such Persons would be reasonably expected to have in the due diligent conduct of their respective duties. Knowledge of the Company shall be deemed to be the Knowledge of Sandra S. Jaffee, Edward C. Fargis, Anthony Guarascio, Steve Chase, Kurt Schneiber, and Gail O'Brien.

          "LAWS" means all laws, statutes, constitutions, treaties, rules, regulations ordinances, codes, judgments, rulings, orders, writs, decrees, and injunctions of all Governmental Authorities.

          "LEASES" means all leases, subleases, sub-subleases, licenses, rights to occupy or use and other Contracts with respect to real property, including, in each case, all amendments, modifications, extensions, assignments, renewals and supplements thereto.

          "LIABILITY" means any and all claims, debts, liabilities, obligations and commitments of whatever nature, whether asserted or reasonably expected to be asserted, fixed, absolute or contingent, matured or unmatured, accrued or unaccrued, liquidated or unliquidated or due or to become due, and whenever or however arising (including those arising out of any Contract or tort, whether based on negligence, strict liability or otherwise) regardless of whether the same would be required by GAAP to be reflected as a liability in financial statements or disclosed in the notes thereto.

          "LICENSES" means all Consents, licenses, permits, certificates, variances, exemptions, franchises and other approvals or authorizations issued, granted, given, required or otherwise made available by any Governmental Authority.

          "LIEN" means any charge, community property interest, equitable interest, lien, encumbrance, option, proxy, pledge, security interest, mortgage, right of first refusal, right of preemption, transfer or retention of title agreement, or restriction by way of security of any kind or nature, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

          "MATERIAL ADVERSE EFFECT" means any event, change, circumstance or effect that has, or would be reasonably expected to have, a material adverse effect on the assets, liabilities, business, financial condition or results of operations of (x) when referring to the Acquired Companies, the Company and the Acquired Companies, taken as a whole, or that materially impairs the ability of the Company to consummate the Transaction or (y) when referring to Parent or the Buyers, Parent and its Subsidiaries, taken as a whole, or that materially impairs the ability of Parent and the Buyers to consummate the Transaction, other than in the case of (x) or (y) any event, change, circumstance or effect arising from or relating to (A) general economic conditions that do not have a disproportionate impact on the applicable party(ies) relative to other industry participants, (B) the industry in which such party operates in general that do not have a disproportionate impact on the applicable party(ies) relative to other industry participants, (C) the negotiation, execution, announcement, pendency or performance of this Agreement or the consummation of the Transaction, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors or partners, (D) any declaration of war by or against, or an escalation of hostilities involving, or an act of terrorism against, any country where such party or its major sources of supply have material operations or where such party has sales, or (E) changes in applicable Laws or in generally accepted accounting principles or accounting standards.

          "OWNED BUSINESS INTELLECTUAL PROPERTY" means all Business Intellectual Property owned by the Acquired Companies.

          "PERMITTED LIENS" means Liens (i) for Taxes, assessments and other governmental charges not yet due and payable or, if due, not delinquent or being diligently contested in good faith through appropriate proceedings, and (ii) for inchoate workmen's, materialmen's, repairmen's or other similar Liens or retentions of title arising or incurred in the ordinary course of business consistent with past practices in respect of obligations which are not overdue, minor title defects and recorded easements, which workmen's, repairmen's or other similar Liens, retentions of title, minor title defects and recorded easements do not, individually or in the aggregate, impair the continued use, occupancy, value or marketability of title of the property to which they relate or the business of the Acquired Companies, assuming that the property is used on substantially the same basis as such property is currently being used by the Acquired Companies.

          "PERMITTED SHARE LIENS" means restrictions on transfer under each of the Acquired Company's Formation Documents in their current form.

          "PERSON" means any individual, firm, partnership, joint venture, trust, corporation, limited liability entity, unincorporated organization, estate or other entity (including a Governmental Authority).

          "PLAN" means each plan, including any pension, retirement, cash balance, money purchase, savings, profit sharing, annuity, deferred compensation, bonus, incentive (including, without limitation, cash, stock option, stock bonus, stock appreciation, phantom stock, restricted stock and stock purchase), medical, dental, vision, hospitalization, long-term care, prescription drug and other health, employee assistance, cafeteria, flexible benefits, life insurance, short and long term disability, vacation pay, severance pay, other welfare and fringe benefit and similar plans, programs, understandings, arrangements or agreements, including without limitation all employee benefit plans, sponsored or maintained by the Company or Acquired Companies or to which the Company or any of the Acquired Companies is a party or required to contribute.

          "PRE-CLOSING TAX PERIOD" means any Tax period ending on or before the Closing Date and the portion of any Straddle Period up to and including the Closing Date.

          "PROSPECT HOUSE LEASE" means the lease of sixth floor Prospect House 80-100 (even) New Oxford Street London WC1 made between Britel Fund Trustees Limited and Fortent Limited), together with any ancillary license or documents to such lease.

          "REQUIRED CONSENTS" means those Consents specified in SCHEDULE 5.2 and in SECTION 5.4.

          "REPRESENTATIVES" means, with respect to any Person, such Person's Affiliates, directors, officers, employees, agents, consultants, advisors and other representatives, including legal counsel, accountants and financial advisors.

          "SHARES" means, collectively, the Fortent Americas Shares, the Fortent Japan Shares and the Fortent UK Shares.

          "SOFTWARE" means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) computer-based databases and compilations, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) all documents including user manuals and other training documentation related to any of the foregoing.

          "STRADDLE PERIOD" means any Tax period that includes, but does not end on, the Closing Date;

          "TARGET AMOUNT" means ($1,000,000) (Negative One Million Dollars).

          "TAX" or "TAXES" means any and all current and future, taxes, charges, duties, fees, levies, imposts or other assessments, reassessments, or mandatory payments of any kind whatsoever, whether direct or indirect, imposed by or payable to or accrued to the benefit of any federal, state, local or foreign tax authority and/or Governmental Authority, including, without limitation, gross income, net income, gross receipts, license, payroll, employment, workers' compensation, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, property, personal property, sales, use, transfer, registration, value added, business, ad valorem, duties, turnover, goods, production, occupancy, utility, services, municipal, real property, abandoned property under escheatment Laws, capital gain, transfer and gain, alternative or add-on minimum, estimated, or other taxes or mandatory payments of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, including any liability for the foregoing by reason of membership in affiliated, consolidated, combined, unitary or similar Tax group.

          "TAX PLANNING EXPENSES" means up to $225,000 of fees and out-of-pocket costs and expenses of PricewaterhouseCoopers LLP charged to the Company and/or the Acquired Companies (without duplication) in connection with Tax advice relating to the Transaction.

          "TAX RETURN" means any return, declaration, report, claim for refund, election, designation, computation, disclosure, estimates, information return, statement or other document relating to Taxes, including any related or supporting information, schedules or attachments thereto, and including any amendment thereof, required to be filed with or supplied to any Governmental Authority and/or Tax authority.

          "TOTAL CONSIDERATION" means the Base Purchase Price (as adjusted in accordance with SECTION 2.4).

          "TRANSACTION" means the transactions contemplated by the Transaction Documents.

          "TRANSACTION DOCUMENTS" means this Agreement, the Transition Services Agreement, the Escrow Agreement, the Asset Transfer Agreements and all other instruments, certificates and agreements delivered or required to be delivered by the Company, Parent, Acquiring Subsidiaries, Acquired Companies or any of their Representatives pursuant to this Agreement.

          "TRANSACTION EXPENSES" means any and all fees and out-of-pocket costs and expenses of Willkie Farr & Gallagher LLP and Stifel, Nicolaus & Company, Inc., the portion of the severance amounts for those individuals set forth on SCHEDULE I (the "DESIGNATED EMPLOYEES") equal to the severance amount set forth in each such Designated Employee's Release Letter less the applicable Parent Severance Participation (as those terms are defined herein) (the "SEVERANCE PAYMENT"), the cost of procuring "run-off" or "tail" insurance coverage for each present and former director and officer of the Company and the Acquired Companies as set forth in SECTION 7.8.2 and any fees and out of pocket costs and expenses of PricewaterhouseCoopers LLP in excess of the Tax Planning Expenses.

          "TRANSITION SERVICES AGREEMENT" means an agreement providing for transition services post Closing, by and among Fortent Americas and AGM, attached hereto as EXHIBIT B.

          "UNIVERSAL GUARANTEE" means the outstanding guarantee provided by Fortent Limited by way of the Prospect House License to Assign with respect to the obligations and liabilities of Universal under the Prospect House Lease assigned to it by Fortent Limited.

          TERMS GENERALLY. The definitions in SECTION 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The words "herein", "hereof" and "hereunder" and words of similar import refer to this Agreement (including the Exhibits and Schedules to this Agreement) in its entirety and not to any part hereof unless the context shall otherwise require. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Unless the context shall otherwise require, any references to any agreement or other instrument or statute or regulation are to it as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provisions). Any reference to any supranational, national, federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Any reference in this Agreement to a "day" or a number of "days" (without explicit reference to "BUSINESS DAYS") shall be interpreted as a reference to a calendar day or number of calendar days. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

2.   PURCHASE AND SALE OF SHARES

     2.1. PURCHASE AND SALE OF SHARES. Subject to the terms and conditions of this Agreement, in reliance on the covenants, representations and warranties of the Buyers contained herein, the Company will at the Closing sell, convey, transfer, assign and deliver to the Buyers all Shares owned by the Company on the date hereof, in each case, free and clear of all Liens, other than Permitted Share Liens, and Buyers, in reliance on the covenants, representations and warranties of the Company contained herein, will purchase and acquire from the Company at the Closing all such Shares. The Shares shall be purchased as follows: (a) all the Fortent Americas Shares shall be purchased by Sub A, (a) all the Fortent UK Shares shall be purchased by Sub B, and (c) all the Fortent Japan Shares shall be purchased by Sub C.

     2.2. CLOSING PAYMENTS. Subject to the terms and conditions set forth herein, in consideration for the sale, assignment, conveyance, transfer and delivery of all the Shares being sold, conveyed, transferred, assigned and delivered hereunder, at the Closing the Buyers will deliver to the Company the Aggregate Closing Payment and deliver to the Escrow Agent the Escrow Funds, by wire transfers of immediate available funds, to the Company's and the Escrow Agent's bank accounts, which payment shall include a sum of US$9,802,294.47 out of the Aggregate Closing Payment to be paid directly to Comerica Bank, in accordance with the terms of the Payoff Letter (as defined below).

     2.3. BASE PRICE ADJUSTMENT. The Base Purchase Price shall be subject to adjustment as follows:

          2.3.1. "NET WORKING CAPITAL" means an amount equal to the excess of
     (a) all current assets of the Acquired Companies required by GAAP to be set forth on the face of a balance sheet, including without limitation, all accounts receivable and prepaid expenses, plus any long-term deferred costs and long-term deposits in an amount not exceeding US$756,000, over (b) all liabilities of the Acquired Companies required by GAAP to be set forth on the face of a balance sheet (including all current Tax liabilities properly accrued under GAAP through the Closing Date), all determined on a consolidated basis in accordance with GAAP and consistent with past practices of the Company, PROVIDED, that, for the purposes of the Net Working Capital calculation only, (i) liabilities shall exclude all costs and expenses (and reserves therefor) related to the preparation of audited financial statements, (ii) liabilities shall include all Transferred Liabilities (as defined herein), except to the extent otherwise excluded pursuant to this proviso, (iii) assets shall include all Transferred Assets (as defined herein) but shall not include any assets listed in Schedule
     7.10 hereof, (iv) liabilities shall not include any severance obligations of the Company or the Acquired Companies or any other Liabilities arising as a result of the Transaction, (v) liabilities shall not include any deferred Tax liabilities, (vi) liabilities shall not include any Liabilities arising from the Comerica Bank loan referenced in SECTION 3.2.10to the extent that such loan is fully paid simultaneously with the Closing, (vii) liabilities shall not include the Universal Guarantee,
     (viii) current assets shall not include any deferred Tax assets and (ix) deferred revenue shall be excluded except to the extent of the estimated cost of delivery calculated in accordance with SCHEDULE 2.3.1.

          2.3.2. Within ten (10) days prior to the Closing, but in no event less than four (4) Business Days prior to the Closing, the Company shall prepare and deliver to Parent a draft of the Closing Date Statement (as defined below) (the "DRAFT CLOSING DATE STATEMENT") which will include a draft estimate of the Closing Net Working Capital (as defined below) (the "DRAFT CLOSING NET WORKING CAPITAL"). The Company shall make such information, personnel and resources available to Parent as may be reasonably necessary to enable Parent to review the Draft Closing Date Statements and the Draft Closing Net Working Capital. If the Draft Closing Net Working Capital is less than the Target Amount, then the amount of such deficiency (on a dollar for dollar basis), shall be subtracted from the Base Purchase Price and withheld by the Buyers until final determination of the Closing Net Working Capital (the "WITHHELD AMOUNT"). If the Draft Closing Net Working Capital is equal to or greater than the Target Amount, then no adjustment to the Base Purchase Price shall be made at Closing.

          2.3.3. Promptly following the Closing, but in any event no later than 90 days thereafter, the Buyers shall cause to be prepared and delivered to the Company an unaudited statement (the "CLOSING DATE STATEMENT") of the Net Working Capital of the Acquired Companies as of the end of business on the Closing Date (the "CLOSING NET WORKING CAPITAL"), prepared in accordance with GAAP consistently applied with the Company's past practices.

          2.3.4. The Closing Date Statement shall be accompanied by all relevant backup materials and schedules relating to the calculation of the Closing Net Working Capital, in detail reasonably acceptable to the Company. Parent, the Buyers and the Acquired Companies shall make such information, personnel and resources available to the Company as may be reasonably necessary to enable the Company to review the Closing Net Working Capital; provided that the obligation of Parent and the Acquired Companies to provide such information, personnel and resources shall be limited to normal business hours with reasonable prior notice and in such a manner so as not to interfere unreasonably with the conduct of their business.

          2.3.5. In the event that the Company disputes the Closing Date Statement or the Closing Net Working Capital, the Company shall notify the Buyers in writing (the "COMPANY DISPUTE NOTICE") of the amount, nature and basis of such dispute, within 30 calendar days after delivery of the Closing Date Statement. In the event of such a dispute, the Buyers and the Company shall first use their diligent good faith efforts to resolve such dispute among themselves. If the Buyers and the Company are unable to resolve the dispute within 30 calendar days after delivery of the Company Dispute Notice then any remaining items in dispute shall be submitted to one of the "BIG 4" accounting firms jointly chosen by the Buyers and the Company, which in the absence of an agreement shall be Ernst & Young LLP, unless Ernst & Young LLP is conflicted in which case KPMG International shall be the audit firm (the "AUDIT FIRM").

          2.3.6. The written decision of the Audit Firm shall be rendered within no more than 60 days from the date that the matter is referred to such firm and shall be final and binding on the parties hereto and shall not be subject to dispute or review. Following any such dispute resolution (whether by mutual agreement of the parties or by written decision of the Audit Firm), the Closing Net Working Capital (as determined in such dispute resolution) shall be determined final. The expenses of the Audit Firm shall be borne by the party whose aggregate estimate of the disputed amount differs most greatly from the determination of the Audit Firm.

          2.3.7. Immediately upon the expiration of the 30 calendar day period for giving the Company Dispute Notice, if no such notice is given, or upon notification by the Company to the Buyers that no such notice will be given, or immediately upon the resolution of disputes, if any, pursuant to this SECTION 2.4, the Base Purchase Price shall be adjusted as follows: If the Draft Closing Net Working Capital was equal to or greater than the Target Amount (i.e. the Withheld Amount equals zero), then (a) if the Closing Net Working Capital is less than the Target Amount, then the amount of such deficiency (on a dollar for dollar basis), shall be subtracted from the Base Purchase Price, and (b) if the Closing Net Working Capital is equal to or greater than the Target Amount, then no adjustment to the Base Purchase Price shall be made. If the Draft Closing Net Working Capital was less than the Target Amount (i.e. the Withheld Amount is a positive number), then (i) if the Closing Net Working Capital is less than the Target Amount but equal to or greater than the Draft Closing Net Working Capital , then the portion of the Withheld Amount representing the difference between the Draft Closing Net Working Capital and the Closing Net Working Capital shall be repaid by the Buyers to the Company and the portion of the Withheld Amount representing the difference between the Closing Net Working Capital and the Target Amount shall be retained by the Buyers and deem subtracted from the Base Purchase Price, (ii) if the Closing Net Working Capital is less than the Draft Closing Net Working Capital , then in addition to the Withheld Amounts which shall be retained by the Buyers, the difference between the Draft Closing Net Working Capital and the Closing Net Working Capital shall be repaid by the Company to the Buyers, and (iii) if the Closing Net Working Capital is equal to or greater than the Target Amount, then the Withheld Amounts shall be repaid by the Buyers to the Company and no adjustment to the Base Purchase Price shall be made.

          2.3.8. PAYMENTS ON ACCOUNT OF ADJUSTMENTS. Any repayment by the Company to the Buyers, shall be paid to the Buyers (or Parent, as directed by Parent, at its sole discretion) within five Business Days in cash by wire transfer of immediate available funds .

     2.4. TAX GROSS-UP. The Total Consideration shall be increased (in cash only) as much as shall be necessary so that after actual payment of all (and solely) New York City and State Taxes by the Company or any of its subsidiaries imposed by any Governmental Authority as a result of the Transaction the Stockholders of the Company receive an amount equal to the sum they would have received had Parent purchased the stock of the Company directly from the stockholders of the Company for the same Total Consideration (the "GROSS UP AMOUNT"); provided that the foregoing shall be subject to the following: (a) the Gross Up Amount shall in no event exceed US $1,780,000 plus five percent (5%) of the amount by which the Fortent Americas Allocation (as defined herein) exceeds US $40,000,000; (b) for both New York State Corporate Franchise Tax and for New York City General Corporation Tax purposes, the Company will not file combined reports with the Acquired Companies in the year of the sale of the Shares of the Acquired Companies and that accordingly, the Tax Returns that the Company will file with the State of New York and the City of New York will report the gain or loss on the sale of the Shares the Acquired Companies as gain or loss from the disposition of subsidiary capital; (c) as promptly as practicable following the Closing, the Company and the stockholders shall cause the Company to liquidate for U.S. Tax purposes; (d) Parent and the Company shall jointly control any Tax audit or other proceeding relating to Taxes which results in payment of the Gross Up Amount; (e) the Company and the stockholders shall provide to Parent such cooperation and information, as and to the extent reasonably requested, in connection with the foregoing; (f) neither the Company nor Parent may settle, compromise or pay any such excess Tax, without the prior written consent of the other party; and (g) in the event that the Total Consideration is increased as a result of this Section, then from such Gross Up Amount to be paid shall be deducted the Tax Planning Expenses previously paid by the Buyers.

     2.5. TAX TREATMENT.

          2.5.1. The parties agree to treat the Transaction as taxable acquisitions of the Acquired Subsidiaries for U.S. federal, state and local income Tax purposes and shall not take any actions inconsistent with such treatment.

          2.5.2. The Company shall timely file an election under Treasury Regulations Sections 1.1502-95(c) and 1.1502-95(f), and any corresponding elections under state, local and foreign Tax Law (collectively, a "SECTION 1.1502-95 ELECTION"), to allocate to Fortent Americas: (1) 100 percent of the Company's Affiliated Group's Code Section 382 limitation from prior ownership changes, and (2) 100 percent of the net unrealized built-in gain of the Company's Affiliated Group. The Company shall provide Buyers with a copy of such election 30 days prior to the filing of the Company's Affiliated Group's federal income Tax return, to which such election is required to be attached. The Company and Buyers shall cause Fortent Americas to join with the Company in making such Section 1.1502-95 Election.

          2.5.3. If the Fortent Americas Shares are "loss shares" for purposes of Treasury Regulations Section 1.1502-36, after taking into account the effects of all applicable rules of law, including any adjustments under Treasury Regulations Section 1.1502-36(b), (c), or (d)(5)(iii), and if a reduction in tax attributes of Fortent Americas would otherwise be required under Treasury Regulations 1.1502-36(d), the Company shall make an election pursuant to Treasury Regulations Section 1.1502-36(d)(6)(i)(A) to reduce the basis in such the Fortent Americas Shares. The Company shall provide Buyers with a copy of such election 30 days prior to the filing of Company's Affiliated Group's federal income tax return, to which such election is required to be attached.

          2.5.4. Except for the transactions contemplated by this Agreement and the other Transaction Documents, on or prior to the Closing Date neither the Company nor its Affiliates shall take any action that would materially diminish, including by way of election, the Tax attributes (including without limitation, net operating losses) of Fortent Americas, as determined on the Closing Date, and following the Closing Date neither the Company nor its Affiliates shall make any Tax election or filing (other than (i) in connection with a good faith amendment to a Tax Return to correct a prior error or (ii) in connection with any audit or other Tax proceeding) that would materially diminish such Tax attributes. Neither
     SECTION 2.5.4 nor SECTION 11.6 shall prevent the Company from filing Tax Returns for any Pre-Closing Tax Period for the U.S. consolidated tax group and utilizing any net operating losses of the consolidated tax group as a result of income reported on such Tax Return, which Tax Returns will be consistent with past practice (unless otherwise required by applicable
     Law).

3.   CLOSING

     3.1. CLOSING. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Bryan Cave LLP, 1290 Avenue of the Americas, New York, New York, simultaneously with the execution of this Agreement, and subject to the satisfaction or waiver of each of the conditions set forth in SECTION 9 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) (such date hereinafter, the "CLOSING DATE"). All transactions occurring at the Closing shall be deemed to take place simultaneously, and no transaction shall be deemed to have been completed and no document or certificate shall be deemed to have been delivered until all transactions are completed and all documents delivered. Unless otherwise indicated, all documents and certificates shall be dated on or as of the Closing Date.

     3.2. CLOSING DELIVERIES OF COMPANY. At the Closing, the Company will deliver to the Buyers:

          3.2.1. (a) stock certificates representing the Fortent Americas Shares to be sold, conveyed, transferred, assigned and delivered hereunder, accompanied by a duly executed stock power in form reasonably satisfactory to the Buyers transferring the Fortent Americas Shares to Sub A, and (b) such other documents that are necessary under applicable Law to transfer to Sub B and Sub C good and valid title to Fortent UK Shares and Fortent Japan Shares, respectively, in each case of the foregoing (a) and (b) free and clear of any Liens, other than Permitted Share Liens;

          3.2.2. written resignations of all directors of the Acquired Companies and of all members of all the Acquired Companies' committees and any company secretary of an Acquired Company;

          3.2.3. a good standing certificate of Fortent Americas as of a date within three (3) Business Days prior to the Closing Date;

          3.2.4. the Escrow Agreement, signed by the Company;

          3.2.5. the Transition Services Agreement, signed by AGM and Fortent Americas;

          3.2.6. executed written consents of the board of directors and the stockholders of the Company approving, in accordance with all applicable Laws and the Company's Formation Documents, the execution, delivery and performance by the Company of this Agreement and any other Transaction Documents, which stockholder approval includes the approval of any agreements, contracts or arrangements that may result, separately or in the aggregate, in the payment of any amount or the provision of any benefit that would not be deductible by reason of Section 280G of the Code, in such manner and by such stockholders in order for such payments and benefits not to be deemed parachute payments under Section 280G;

          3.2.7. all other instruments, agreements, certificates and documents reasonably required to be delivered by the Company or an Acquired Company at or prior to the Closing Date pursuant to this Agreement or as may reasonably required by the Buyers;

          3.2.8. the minute books and register of stockholders of the Acquired Subsidiaries certified by an officer of each Acquired Subsidiary who is in charge of the maintenance of such books and register;

          3.2.9. in respect of Fortent UK: (a) a power of attorney in respect of the Fortent UK Shares; (b) the appropriate forms to amend the bank mandate given by each Acquired Company incorporated in the UK, to its bankers, and
     (c) a resolution of the Board of Directors of each Acquired Company incorporated in the UK, approving the Transactions and all ancillary resolutions that may be required all in such forms to be agreed upon by Parent and the Company; and

          3.2.10. a payoff letter in customary form (and reasonably satisfactory to Parent) from Comerica Bank with respect to a release of Liens, if any, on the Shares and assets of the Acquired Companies upon the receipt of a payment at the Closing.

     3.3. CLOSING DELIVERIES OF PARENT. At the Closing, the Buyers will deliver the following:

          3.3.1. the payments required to be made pursuant to SECTION 2.2;

          3.3.2. all other instruments, agreements, certificates, opinions and documents reasonably required to be delivered by Parent at or prior to the Closing Date pursuant to this Agreement; and

          3.3.3. the Escrow Agreement, signed by Parent.

     3.4. ESCROW FUND.

          3.4.1. On the Closing Date, the Buyers shall deliver to the Escrow Agent the Escrow Funds to be held and disposed of by the Escrow Agent as provided in the Escrow Agreement. The Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.

          3.4.2. On the first Business Day after twelve (12) months from the Closing Date (the "RELEASE DATE"), the Escrow Agent shall to deliver to the Company all Escrow Funds remaining on deposit with the Escrow Agent except for the amount of any unresolved (or resolved in favor of Parent but not distributed) Indemnity Claim Amounts.

          3.4.3. If any Notices of Claim that have been given to the Company and the Escrow Agent at any time on or prior to the Release Date remain outstanding and unresolved (or resolved in favor of Parent but not distributed) on the Release Date (including any Notice of Claim for which a Dispute Notice is not yet due), an amount equal to such outstanding and unresolved (and resolved in favor of Parent but not distributed) Indemnity Claim Amount will be deducted from the Escrow Funds to be distributed to the Company on the Release Date and will remain on deposit with the Escrow Agent and will be paid out of the Escrow Funds only in accordance with the terms of SECTION 11.

     3.5. TRANSFER TAXES. All stock transfer Taxes (including any stamp Taxes) due as a result of the sale of the Shares and filing, recording, registration, stamp, documentary and other similar Taxes and fees payable in connection with the Transaction will be borne by Parent. Subject to SECTION 2.4, all Taxes on income or capital gains on the sale of the Shares will be borne by the Company.

     3.6. PURCHASE PRICE ALLOCATION. Empire Valuation Consultants LLC (the "VALUATION ADVISOR") shall be appointed by Parent to conduct a purchase price allocation study allocating the Total Consideration among the Shares and other assets acquired pursuant to this Agreement, which will be provided to Parent and Company within one hundred and twenty (120) days after the Closing Date (the "ALLOCATION STATEMENT"); including the amount of the Total Consideration allocated to the Fortent Americas Shares (the amount of such allocation, the "FORTENT AMERICAS ALLOCATION"). The Allocation Statement of the Valuation Advisor will be binding on all parties. Parent shall bear the costs of the Valuation Advisor. The Company and Parent shall report the purchase and sale of the Shares in accordance with such allocation for all Tax purposes and filings.

4.   BASIC REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to the Buyers as of the date of this Agreement (except to the extent such representations and warranties expressly relate to another date) as follows:

     4.1. ORGANIZATION AND AUTHORITY. The Company is duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has all requisite corporate power and authority to execute and deliver each Transaction Document delivered or to be delivered by the Company and to perform all of its obligations hereunder and thereunder. The execution, delivery and performance by the Company of each Transaction Document delivered or to be delivered by the Company and the consummation by the Company of the Transaction have been duly authorized by all necessary and proper corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. Each other Transaction Document to be delivered by the Company will be duly executed and delivered by the Company and, when so executed and delivered, will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

     4.2. NONCONTRAVENTION. None of the execution, delivery or performance by the Company of any Transaction Document or the consummation by the Company of the Transaction does or will, with or without the giving of notice or the lapse of time or both, conflict with, or result in a breach or violation of, or a default under, or give rise to a right of amendment, termination, cancellation or acceleration of any obligation or to a loss of a benefit under (i) the charter or memorandum and articles of association (or similar governance documents) of the Company, (ii) any Contract of the Company or any of its controlled Affiliates (other than Contracts required to be terminated pursuant to the terms of this Agreement), or (iii) any Law or License to which the Company or its properties or assets is subject, except in the case of clauses
(ii) and (iii) as would not, individually or in the aggregate, have a Material Adverse Effect.

     4.3. TITLE TO SHARES. The Company has good and valid title to, and is the legal and beneficial owner of all the Shares, as further set forth on SCHEDULE
4.3 (and as of the Closing will have good and valid title to, and will be the legal and beneficial owner of, all such Shares), free and clear of any Liens (other than Permitted Share Liens). Upon transfer and delivery to Buyers at the Closing, Buyers will have good and valid title to the Company's Shares, free and clear of any Liens, other than Permitted Share Liens and any Liens arising through the Buyers and their Affiliates. The number of Shares set forth on
SCHEDULE 4.3 constitutes all of the Shares over which any voting or dispositive power is held by the Company and the Company does not own, beneficially or otherwise, directly or indirectly, any other capital stock or share capital of, or other securities, equity or ownership interest in any Acquired Company. Except as set forth on SCHEDULE 4.3, there are no (i) outstanding options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other similar Contracts relating to the Shares, (ii) outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to the Shares, (iii) voting trusts, proxies, or other Contracts or understandings with respect to the voting of the Shares, or (iv) transfer restrictions with respect to the Shares.

     4.4. GOVERNMENTAL APPROVALS. Subject to the receipt of the Required Consents set forth in SECTION 5.4, no material Consent or order of, with or to any Governmental Authority is required to be obtained or made by or with respect to the Company in connection with the execution, delivery and performance by the Company of any Transaction Document or the consummation by the Company of the Transaction.

     4.5. BROKERS' FEES. Except as set forth on SCHEDULE 4.5, neither the Company nor any of its Affiliates has authorized or retained any Person to act as an investment banker, broker, finder or other intermediary who is or might be entitled to any fee, commission or payment in connection with the negotiation, preparation, execution or delivery of any Transaction Document or the consummation of the Transaction, nor is there any basis for any such fee, commission or payment to be claimed by any Person against the Company.

5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY RELATING TO THE ACQUIRED COMPANIES

     Except as set forth in any Disclosure Schedules (each matter referred to in any Schedule shall be deemed to have been disclosed by the Company for all relevant purposes (to the extent such other relevant purposes are readily apparent on the face of such disclosure) in all other Schedules), the Company represents and warrants to the Buyers as of the date of this Agreement (except to the extent such representations and warranties expressly relate to another date) as follows:

     5.1. ORGANIZATION AND AUTHORITY.

          5.1.1. Each of the Acquired Companies is a corporation duly organized and validly existing under the Laws of its jurisdiction of incorporation. Each Acquired Company has all requisite corporate power and authority to carry on its business as it is currently conducted as it will be conducted through the Closing Date and to own, lease and operate its assets and properties where such assets and properties are now owned, leased or operated. Each Acquired Company is duly qualified to transact business and in good standing as a foreign company in each jurisdiction in which the ownership, leasing or holding of its assets or properties or the conduct or nature of its business makes such qualification necessary, except where the failure to be so qualified would not be reasonably likely to have a Material Adverse Effect. Set forth on SCHEDULE 5.1.1 is a list of the jurisdictions in which each Acquired Company is organized and qualified to transact business.

          5.1.2. SCHEDULE 5.1.2 lists each of the Acquired Companies and the Excluded Subsidiaries, the jurisdiction of incorporation of each such subsidiary and the Company's equity interest therein, and, if not directly or indirectly wholly owned by the Company, the identity and ownership interest of each of the other owners of such subsidiary. Other than as set forth in SCHEDULE 5.1.2, the Company, directly or indirectly, owns 100% of the outstanding equity interests of each of the Acquired Subsidiaries and the Excluded Subsidiaries. As of the date hereof neither the Company nor any Acquired Company has agreed, is obligated to make or is bound (or has bound its property) by any written agreement or contract under which it is legally obligated to make any future investment (in the form of a loan, capital contribution or otherwise) in any other entity (other than the Company or a wholly owned Acquired Company). Other than the Company's interests in the Acquired Companies and the Excluded Subsidiaries or as set forth in SCHEDULE 5.1.2, neither the Company nor any Acquired Company directly or indirectly owns any equity, partnership or similar interest in any Person. All of the issued and outstanding shares of capital stock of or other equity interests in each Acquired Company have been duly authorized and validly issued and are fully paid and nonassessable and, except as set forth in SCHEDULE 5.1.2, all such shares or interests owned by the Company or any Acquired Company are owned free and clear of all Liens.

          5.1.3. The Company has delivered to Parent accurate and complete copies of its Certificate of Incorporation, By-laws, as amended, as well as the organizational documents of each of the Acquired Companies, all attached hereto as SCHEDULE 5.1.3 (collectively, the "FORMATION Documents"). Such Formation Documents are in full force and effect and no other organizational documents are applicable to or binding upon the Company or the Acquired Companies. None of the Company or the Acquired Companies is in material default or violation of any of the provisions of their Formation Documents.

          5.1.4. All the minute books of the Acquired Companies have been provided to Parent. No material resolutions have been passed, enacted, consented to or adopted by the directors (or any committee thereof) or stockholders or any other organ or other committee of the Acquired Companies, except for those contained in such minute books.

          5.1.5. The affirmative vote of the holders of a majority of the outstanding Shares of Common Stock and Preferred Stock (voting together as a single voting class on an as-converted basis) was the only vote of the Company's stockholders necessary to adopt this Agreement and the Transaction (the "COMPANY STOCKHOLDER APPROVAL").

     5.2. NONCONTRAVENTION. Except as set forth in SCHEDULE 5.2 and assuming the receipt by Closing of all Required Consents, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) conflict with or result in a violation or breach of any term or provision of, nor constitute a default under, the Formation Documents of the Acquired Companies or those of the Company; (ii) contravene, conflict with or result in a violation or breach of, or result in a default under, or result in the acceleration or cancellation of any obligation under, or give rise to a right by any person to terminate, cancel, modify or amend in any material respect its obligations under any Material Contract to which any Acquired Company or the Company is a party or by which any of them or their properties or assets are bound, (iii) contravene, conflict with or result in a violation of, or give any Governmental Authority or other Person the right to challenge the Transaction or to exercise any remedy or obtain any relief under, any legal requirement or any order, writ, injunction, judgment or decree to which the Company or any Acquired Company, or any of the assets owned or used by the Company or any Acquired Company, is subject, (iv) contravene, conflict with or result in a violation of any of the terms or requirements of any License held by the Company or any Acquired Company or that otherwise relates to the business or assets of any Acquired Company, or (v) result in the imposition or creation or perfection of any Lien upon or with respect to any asset or property owned, leased or used by the Company or any Acquired Company, or (vi) with the passage of time, the giving of notice, or the taking of any action by a third person, or any combination thereof, have any of the effects set forth in clauses (i) through (v) of this SECTION 5.2, except, with respect to clauses (ii), (iii),
(iv) and (v), where such conflict, violation, default, contravention, acceleration, cancellation, modification, amendment or Lien would not reasonably be expected to have a Material Adverse Effect. SCHEDULE 5.2 sets forth a complete and accurate list of (A) all holders of any outstanding indebtedness of the Company or an Acquired Company, the lessors of any real property leased by the Company or an Acquired Company and the holders of any options or warrants to which the Company or an Acquired Company is a party or bound, in each case whose Consent is required in connection with the Transaction, and (B) all other parties to any Material Contract to which the Company or an Acquired Company is a party or bound whose Consent is required in connection with the Transaction

     5.3. CAPITALIZATION; TITLE. There are no bonds, debentures, notes or other indebtedness of any type whatsoever of any Acquired Company that are convertible into, exchangeable or exercisable for Shares or other capital stock of any Acquired Company or that have the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters on which any stockholders of such Acquired Company may vote. There are no (i) outstanding options, warrants, calls, demands, purchase rights, subscription rights, conversion rights, exchange rights, or other similar Contracts, commitments, arrangements or understandings relating to the issuance by any Acquired Company of any Shares or any other securities of any Acquired Company, (ii) outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to any Acquired Company, or (iii) except as set forth in SCHEDULE 5.3, voting trusts, proxies, or other agreements or understandings with respect to the voting of any Shares or any other securities of any Acquired Company, and no Acquired Company is obligated, pursuant to any securities, options, warrants, calls, demands, Contracts or other rights of any nature or otherwise, now or in the future, contingently or otherwise, to issue, deliver, sell, purchase or redeem any share capital of any Acquired Company, any other securities of any Acquired Company or any equity interest in any Acquired Company to or from any Person or to issue, deliver, sell, purchase or redeem any stock appreciation rights or other Contracts of any Acquired Company relating to any share capital or other securities of any Acquired Company to or from any Person.

     5.4. GOVERNMENTAL APPROVALS. Except as set forth in SCHEDULE 5.4, no Consent or order of, with or to any Governmental Authority is required to be obtained or made by or with respect to the Company or any Acquired Company in connection with the execution, delivery and performance of the Transaction Documents by the Company or any Acquired Company or the consummation of the Transaction.

     5.5. COMPANY FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES.

          5.5.1. The audited consolidated financial statements of the Company (including the balance sheet and the related statements of income and cash flows and the notes to the financial statements) as of and for the fiscal year ended March 31, 2008, and unaudited consolidated financial statements as of and for the fiscal year ended March 31, 2009 (the "COMPANY FINANCIAL STATEMENTS") have been prepared in accordance with GAAP (except for the lack of notes and year-end adjustments to such unaudited financial statements) applied on a consistent basis throughout the periods indicated therein and with each other, present fairly the financial position, results of operations and cash flows of the Company (on a consolidated basis) as of the respective dates and during the respective periods indicated therein in accordance with GAAP applied on a consistent basis and, to the Company's Knowledge, are true and correct in all material respects. The balance sheet of the Company as of March 31, 2009 shall be referred to in this Agreement as the "CURRENT BALANCE SHEET" and the date thereof shall be referred to in this Agreement as the "BALANCE SHEET DATE."

          5.5.2. Except (i) as set forth in SCHEDULE 5.5.2, (ii) as disclosed in the Current Balance Sheet, (iii) for Liabilities incurred in the ordinary course, consistent with past practice or (iv) arising under this Agreement, to the Company's Knowledge, no Acquired Company has any material Liability. Except for obligations and liabilities reflected in the Company Financial Statements and as set forth in SCHEDULE 5.5.2, to the Company's Knowledge, the Company and the Acquired Companies have no material off balance sheet obligation or Liability to, or any financial interest in, any third party or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of debt expenses incurred by the Company and the Acquired Companies.

          5.5.3. Except as set forth in SCHEDULE 5.5.3, the Company and the Acquired Companies have policies designed to, and have used reasonable efforts to comply with such policies, (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of each of the Acquired Companies, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and each of the Acquired Companies are being made only in accordance with appropriate authorizations of management of the Company and the Acquired Companies, and
     (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and each of the Acquired Companies. The Company has no Knowledge of
     (a) any significant deficiencies, including material weaknesses, in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company's or the Acquired Companies' ability to record, process, summarize and report financial data,
     (b) any fraud, whether or not material, that involves any of the Company's or the Acquired Companies' management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and the Acquired Companies, or (c) any claim or allegation regarding any of the foregoing.

          5.5.4. Since March 31, 2009, none of the Company or an Acquired Subsidiary or an Excluded Subsidiary has received any written complaint, allegation, assertion or claim that the Company or an Acquired Subsidiary or Excluded Subsidiary has engaged in fraudulent accounting practices.

     5.6. ABSENCE OF CERTAIN CHANGES.

          5.6.1. Except as set forth on SCHEDULE 5.6.1, since March 31, 2009, the Company and the Acquired Companies have conducted their businesses only in the ordinary course consistent with past practice, and there has not been any Material Adverse Effect.

          5.6.2. Except as set forth on SCHEDULE 5.6.2, from and after March 31, 2009, none of the Company nor any of Acquired Companies has:

               5.6.2.1. suffered any loss to its property (whether through destruction, accident, casualty, expropriation, condemnation or otherwise) or its business, or incurred any liability, damage, award or judgment for injury to the property or business of others or for injury to any person (in each case, whether or not covered by insurance) in excess of $100,000 in any one case or $200,000 in the aggregate;

               5.6.2.2. made any capital expenditure in excess of $50,000 or series of capital expenditures in excess of $200,000 in the aggregate;

               5.6.2.3. made any material change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable or to become payable to any of their respective directors, officers, employees or agreed or promised (orally or otherwise) to pay any bonus or extra compensation or other employee benefit to any of such directors, officers or employees in an amount that exceeds $300,000 per year in the aggregate;

               5.6.2.4. sold, assigned, leased or transferred any material assets or properties, other than sales of inventory or licenses in the ordinary course of business;

               5.6.2.5. materially amended or renegotiated or voluntarily terminated (other than by completion thereof) any Material Contract;

               5.6.2.6. made any material change in its accounting methods, policies, practices or principles;

               5.6.2.7. made or changed any material election, changed an annual accounting period, adopted or changed any material accounting method, filed any material amended Tax Return, entered into any closing agreement, settled any material Tax claim or assessment relating to the Acquired Companies surrendered any right to claim a refund of Taxes, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Acquired Companies, or taken any other similar action relating to the filing of any material Tax Return or the payment of any material Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of the Acquired Companies for any period ending after the Closing Date or decreasing any Tax attribute of the Acquired Companies existing on the Closing Date;

               5.6.2.8. issued, delivered, pledged or otherwise encumbered, sold or disposed of any shares of its capital stock or other securities, or created, issued, delivered, pledged or otherwise encumbered, sold or disposed of any securities convertible into, or rights with respect to, or options or warrants to purchase or rights to subscribe to, any shares of its capital stock or other securities, whether as a result of any exercise thereof or otherwise;

               5.6.2.9. split, combined or reclassified any of its shares of capital stock or issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for any of its shares of capital stock;

               5.6.2.10. (A) entered into any material employment agreement with or for the benefit of any Person; (B) paid any pension, retirement allowance or other material employee benefit not required by any Plan, agreement or arrangement existing as of March 31, 2009 to any Person, or (C) materially changed the terms of any existing Plan or employee agreement or arrangement;

               5.6.2.11. incurred, assumed or created any material indebtedness for borrowed money or guaranteed any material indebtedness for borrowed money of any other Person;

               5.6.2.12. made, incurred, assumed, created or guaranteed any loan or made any advance (other than to an employee in the ordinary course of business consistent with past practices) or capital contribution to or investment in any Person (other than cash management transactions in the ordinary course of business consistent with past practice and transactions in bank accounts of the Acquired Companies or involving only marketable securities), in each case, in excess of $100,000;

               5.6.2.13. subjected any of its assets or properties with a value in excess of $50,000 to any Lien or permitted any of its assets or properties with a value in excess of $50,000 to be subjected to any Lien, other than Permitted Liens;

               5.6.2.14. granted any license or sublicense of any rights under or with respect to, or sold or transferred, any material Intellectual Property, excluding customer agreements in the ordinary course of business;

               5.6.2.15. materially revalued any of its assets, including writing down the value of its inventory or fixed assets or writing off notes or accounts receivable;

               5.6.2.16. made any acquisition of any entity;

               5.6.2.17. purchased any real property or entered into any Lease (including any capitalized lease obligations);

               5.6.2.18. settled or compromised any material Action; or

               5.6.2.19. entered into any agreement or Contract (other than the Transaction Documents to take any of the types of actions described in SECTIONS 5.6.2.1 through 5.6.2.18).

     5.7. TAX MATTERS.

          5.7.1. (i) All income and other material Tax Returns which are required to be filed on or before the date hereof, taking into account extensions of time for filing, by or with respect to the Company and the Acquired Companies have been duly and timely filed, (ii) all income and other material Taxes due and owing by the Company and the Acquired Companies (whether or not shown on any Tax Return) have been timely paid in full and (iii) each of the Company and the Acquired Companies has withheld from each payment or deemed payment made to its past or present employees, officers, directors and independent contractors, suppliers, creditors, stockholders or other third parties all material Taxes and other deductions required to be withheld and has, within the time and in the manner required by Law, paid such withheld amounts to the proper Governmental Authorities.

          5.7.2. There is not in force any extension of time with respect to the due date for the filing of any income and other material Tax Return of or with respect to the Company or the Acquired Companies or any waiver or agreement for any extension of time for the assessment or payment of any income and other material Tax of or with respect to the Company or the Acquired Companies.

          5.7.3. Neither the Company nor any Acquired Company is a party to or bound by any Tax allocation or Tax sharing agreement with any person, and none of them has any current or potential contractual obligation to indemnify any other person with respect to Taxes.

          5.7.4. Except as set forth on SCHEDULE 5.7.4, no foreign, federal, state, or local Tax audits or administrative or judicial proceedings are pending or being conducted with respect to the Company or any of the Acquired Companies. Neither the Company nor any Acquired Company has received from any foreign, federal, state, or local taxing authority (including jurisdictions where the Company or any of the Acquired Companies have not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to material Tax matters, or (iii) notice of deficiency or proposed adjustment for any material amount of Tax proposed, asserted, or assessed by any taxing authority against the Company or any of the Acquired Companies.

          5.7.5. The total amounts set up as liabilities for current and deferred Taxes in the Company Financial Statements are sufficient to cover the payment of all material Taxes, whether or not assessed or disputed, which are, or are hereafter found to be, or to have been, due by or with respect to the Acquired Companies up to and through the periods covered thereby.

          5.7.6. Except for Permitted Liens, no Liens for Taxes exist upon the assets of any of the Acquired Companies.

          5.7.7. Neither has the Company or any Acquired Company entered into any agreement or ruling with any Governmental Authority.

          5.7.8. Except as set forth in SCHEDULE 5.7.8, neither the Company nor any Acquired Company (i) has been a member of an affiliated group filing a consolidated Tax Return (other than a group the common parent of which was the Company) or (ii) has any liability for the Taxes of any Person under United States Treasury Regulations by reason of being a member of a group of entities filing a consolidated, combined or unified Tax Return, including under Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor.

          5.7.9. Neither the Company nor any Acquired Company has within the past three years been a party to a transaction (as a "distributing corporation" or a "controlled corporation") intended to qualify under
     Section 355 of the Code or under Section 356 of the Code as relates to
     Section 355 of the Code.

          5.7.10. Neither the Company nor any of the Acquired Companies has consummated, has participated in, or is currently participating in any transaction which was or is a "TAX SHELTER" transaction as defined in Sections 6662, 6011, 6012 or 6111 of the Code or the Treasury Regulations promulgated thereunder, or in similar provisions of foreign Law or which was or is a "LISTED TRANSACTION" as defined in the Code and the Treasury regulations thereunder or in similar provisions of foreign Law.

     5.8. ASSETS AND PROPERTY; LEASES.

          5.8.1. Except as set forth on SCHEDULE 5.8.1, each of the Company and the Acquired Companies has good and marketable title, free and clear of all Liens, to all of the material properties and assets, real and personal, that are reflected on the most Current Balance Sheet or acquired after the Balance Sheet Date, but prior to the date hereof, except for dispositions of such properties or assets in the ordinary course of business consistent with past practice and except for Permitted Liens. None of the Company or any of the Acquired Companies owns any real property.

          5.8.2. SCHEDULE 5.8.2 contains a complete and accurate list of: (i) all real estate and improvements leased, subleased or occupied by the Company or any of the Acquired Companies pursuant to a Lease (each, a "LEASED PREMISES"), indicating the leasehold ownership, full address, fee owner and use of each Leased Premises; and (ii) all Leases to which the Company or an Acquired Company is a party as lessor or lessee (and all (x) amendments, extensions, renewals and assignments thereof, and (y) subleases, sub-subleases, licenses and other occupancy agreements under which the Company or such Acquired Company has granted any interest in any of the Leased Premises, or any portion thereof, to any Person). Except as set forth on SCHEDULE 5.8.2, none of the Company or any of the Acquired Companies owns, leases, subleases, sub-subleases, occupies or otherwise holds any other real property or interests therein.

          5.8.3. Except as set forth on SCHEDULE 5.8.3:

               5.8.3.1. The Company and each Acquired Company (i) has good and valid leasehold interests in, and (ii) is in peaceful and undisturbed possession of, that portion of the Leased Premises it occupies in accordance with and subject to the terms of the respective Leases. True, correct and complete copies of all Leases in effect as of the date hereof, together with all amendments thereto and assignments thereof, have been made available to Parent by the Company and/or the Acquired Companies. Each Lease is in full force and effect, and is valid and binding upon and enforceable against the Company or the applicable Acquired Company and, to the Company's Knowledge, each other party thereto, in accordance with its terms. All rent and other sums and charges payable by the Company or the applicable Acquired Company as lessee, sublessee, sub-sublessee or other occupant thereunder are current. The Company and each Acquired Company has complied in all material respects with the terms of each applicable Lease and no termination event or condition or uncured default exists under any Lease. No event has occurred and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default or termination event or condition. The current use of the Leased Premises, or any portion thereof and the improvements erected thereon, and any other use permitted pursuant to the applicable Lease, does not violate or conflict with (x) any Laws,
          (y) any covenants, conditions or restrictions applicable thereto, and
          (y) the terms and provisions of the applicable Lease or any other Contract except as would not have a Material Adverse Effect. Neither the Company nor any Acquired Company has subleased, licensed or otherwise granted anyone the right to use or occupy any Leased Premises or any portion thereof, nor has the Company or any Acquired Company granted any security interest in any Lease or any interest therein, and there are no Liens on the estate or interest created by any such Lease, except as may be set forth in SCHEDULE 5.8.3.

          5.8.4. The facilities, equipment, vehicles and other tangible personal property owned or leased by the Company or any of the Acquired Companies are in good operating condition and repair and free from any material defects, reasonable wear and tear excepted, and are suitable for the uses for which they are being used and are performing the functions for which they were intended.

          5.8.5. The assets and properties of the Company and the Acquired Companies (other than the Business Intellectual Property), whether owned, leased, licensed or otherwise held, constitute and will constitute on the Closing Date all of the material assets and rights that are used by the Company and the Acquired Companies in the operation of the Business as it is being conducted as of the date hereof and as it will be conducted through the Closing Date (other than Business Intellectual Property). Without limiting the foregoing, as of the Closing, neither the Company nor any Excluded Subsidiary will own or hold any assets, rights, properties, licenses and permits, contracts or other benefits that are primarily used in the Business, except as specifically set forth in the Transition Services Agreement.

     5.9. INTELLECTUAL PROPERTY.

          5.9.1. SCHEDULE 5.9.1 sets forth an accurate and complete list of all Patents, registered Marks, pending applications for registrations of any Marks, registered Copyrights and pending applications for the registration of Copyrights which are included in the Owned Business Intellectual Property (with the name of their record owner) (such Owned Business Intellectual Property, the "REGISTERED INTELLECTUAL PROPERTY"). SCHEDULE
     5.9.1 lists all of the jurisdictions in which each such item of Registered Intellectual Property has been issued or registered or in which any such application for such issuance or registration has been filed. Each item of Registered Intellectual Property is subsisting and to the Knowledge of the Company, valid and has not been abandoned or passed into the public domain. The Company and Acquired Companies have not received any written opinions with respect to the Patents, except as set forth in SCHEDULE 5.9.1.

          5.9.2. Except as disclosed on SCHEDULE 5.9.2, the Acquired Companies own (and to the Company's Knowledge are the sole and exclusive owners of all right, title and interest in and to) the Owned Business Intellectual Property, including the Patents, the Marks and the Copyrights included therein. All Business Intellectual Property either (i) was invented or created by employees of the Acquired Companies, acting within the scope of their employment, or by third parties (including consultants, independent contractors, or former employees of the Acquired Companies), all of which employees and third parties have executed written agreements assigning all of their rights, title and interest in and to such Intellectual Property, to the Acquired Companies, and to the Knowledge of the Company no third party (including any employee of an Acquired Company) owns or has any rights, title and interest to any of such Business Intellectual Property, or (ii) is duly and validly licensed to the Acquired Companies, in either case, free and clear of all Liens (except for those specified licenses included on SCHEDULE 5.9.5). No Person who has licensed any Business Intellectual Property to an Acquired Company has any ownership rights or license rights to improvements or derivative works made by the Acquired Companies with respect to such Business Intellectual Property.

          5.9.3. The operation of the business of the Acquired Companies as currently conducted, including the use of the Business Intellectual Property in connection therewith to the Knowledge of the Company, do not infringe, misappropriate, constitute unauthorized use or otherwise violate any Intellectual Property of any Person. The Business Intellectual Property include all of the Intellectual Property currently used by Acquired Companies in their business as currently conducted, and in the Company's reasonable business judgment, the Business Intellectual Property constitute Intellectual Property which is sufficient to conduct such business as currently being conducted.

          5.9.4. Except with respect to licenses of commercial off-the-shelf software, no Acquired Company is required, obligated, or under any Liability, to make any payments by way of royalties, fees or otherwise to any owner, licensor of, or other claimant to any Business Intellectual Property with respect to the use thereof.

          5.9.5. SCHEDULE 5.9.5 sets forth a complete and accurate list of all material Contracts currently in effect to which the Company or any of the Acquired Companies are a party (i) granting the Company or the Acquired Companies a right to use a third party's Intellectual Property (other than licenses of commercial off-the-shelf software), (ii) pursuant to which the Company or an Acquired Company has granted to any third party any right to use, license or sell any of the Business Intellectual Property (other than customers of the Acquired Companies in the ordinary course of business), or
     (iii) containing a covenant limiting in any material respect the ability of the Company or any of the Acquired Companies to exploit any of the Business Intellectual Property (all the above, the "INTELLECTUAL PROPERTY LICENSES"). Without derogating from the above, the Company and the Acquired Companies have not granted a license to any Patent included in the Owned Business Intellectual Property (other than as an integral part of an Intellectual Property License to a customer).

          5.9.6. Each of the Intellectual Property Licenses is in full force and effect and, is the legal, valid and binding obligation of the parties thereto, enforceable against the Company or the Acquired Company who is a party thereto, and to the Knowledge of Company against the other parties thereto, in accordance with its terms. Neither the Company nor any Acquired Company is in material default under any Intellectual Property License, nor, to the Knowledge of the Company, is any other party to a Intellectual Property License in default thereunder, and to the Knowledge of the Company, no event has occurred that with the lapse of time or the giving of notice or both would constitute a material default thereunder. No party to any of the Intellectual Property Licenses has notified the Company or any Acquired Company that it has exercised any termination rights with respect thereto.

          5.9.7. To the Knowledge of the Company, no Trade Secret included in the Business Intellectual Property has been authorized to be disclosed or has been actually disclosed by the Company or any of the Acquired Companies to any employee, Affiliate or any third party other than pursuant to a non-disclosure agreement restricting the disclosure and use of such Trade Secret. The Company and the Acquired Companies have taken commercially reasonable measures to protect the secrecy, confidentiality and value of all the Trade Secrets of the Company and the Acquired Companies that constitute part of the Business Intellectual Property. Each employee, consultant, and independent contractor of the Company and the Acquired Companies that was engaged in the past three years has entered into a written non-disclosure and invention assignment agreement with the Company or the Acquired Companies, in standard forms previously made available to Parent.

          5.9.8. No (i) government funding or (ii) facilities of a university, college, other educational institution or research center was used in the development of the Owned Business Intellectual Property. To the Knowledge of the Company, no current or former employee, consultant or independent contractor of the Company or any Acquired Company, who was involved in, or who contributed to, the creation or development of any Owned Business Intellectual Property, has performed services for or otherwise was under restrictions resulting from his/her relations with any government, university, college or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or any Acquired Company.

          5.9.9. As of the date hereof, neither the Company nor any Acquired Company is the subject of any pending Action brought by any Person against the Company or the Acquired Companies, or to the Knowledge of the Company any threatened Action against the Company or the Acquired Companies, which involves a claim of infringement, unauthorized use, or violation of any Intellectual Property, or which challenges the ownership, use, validity or enforceability of any Business Intellectual Property or to the Company's Knowledge any Intellectual Property Licenses. Neither the Company nor any Acquired Company has received written (including, without limitation, by electronic mail) notice of any such threatened claim against the Company or any Acquired Company of infringement, unauthorized use, or violation of any Intellectual Property or other right, or challenging the ownership, use, validity or enforceability of any Business Intellectual Property or any Intellectual Property Licenses.

          5.9.10. The Company has no Knowledge of any facts or information that would reasonably be expected to render any Registered Intellectual Property invalid. The Company has not Knowingly misrepresented, or failed to disclose, and have no Knowledge of any misrepresentation or failure to disclose, any fact or circumstances in any application or other filing with respect to, any Owned Business Intellectual Property that would constitute fraud or a misrepresentation with respect to such application or other filing or that to the Company's Knowledge would otherwise affect the validity or enforceability of any registration with respect to any Owned Business Intellectual Property.

          5.9.11. All registration, maintenance, renewal or any other fees due in connection with each application or registration (including renewals, etc) for Owned Business Intellectual Property have been paid, and all material documents and certificates required in connection with such Owned Business Intellectual Property have been filed with the relevant authorities for the purpose of maintaining the registrations, recordations and, filings with respect to any such Owned Business Intellectual Property. There are no actions that must be taken by the Acquired Companies or Parent within sixty (60) days following the Closing Date to maintain such Owned Business Intellectual Property, including the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions, documents, applications or certificates. To the maximum extent provided for by, and in accordance with, Laws, the Acquired Companies have recorded in a timely manner each assignment of registered Owned Business Intellectual Property assigned to the Acquired Companies with the relevant Governmental Authority, including the United States Patent and Trademark Office or their respective counterparts in any relevant foreign jurisdiction, as the case may be.

          5.9.12. To the Knowledge of the Company, no Person or third party product or service is infringing, violating, misusing or misappropriating any Owned Business Intellectual Property and no such claims have been made in writing or are currently pending against any Person by the Company or the Acquired Companies.

          5.9.13. There are no orders (whether temporary, preliminary or permanent) to which the Company or any of the Acquired Companies are a party which restrict the rights of the Company or the Acquired Companies to use any of the Business Intellectual Property or any Intellectual Property Licenses.

          5.9.14. The consummation of the transactions contemplated hereby will not result in the loss or material impairment of Parent's right to own or use any portion of any material Business Intellectual Property or any Intellectual Property Licenses, assuming receipt of the consents under such Intellectual Property Licenses specified in SCHEDULE 5.2.

          5.9.15. SCHEDULE 5.9.15 sets forth a complete and accurate list of all Software that is owned by the Company and the Acquired Companies (and the entity owning such Software). Such Software operate in a manner that is substantially in conformity and compliance in all material respects with all specifications relating thereto relating to the design, performance, operation, test, support and maintenance of such Software, and other documentation relating to such technical specifications.

          5.9.16. SCHEDULE 5.9.16 sets forth a complete list of all Contracts pursuant to which any source code that is part of, any Business Intellectual Property has been placed in escrow by the Company or the Acquired Companies for the benefit of any third party. Neither the execution of this Agreement, the Transaction Documents nor any of the transactions contemplated hereby or thereby will cause the release of or give any Person the right to demand any source code or other data or information under any such Contracts.

          5.9.17. SCHEDULE 5.9.17 lists all software or other material that is or is required to be distributed as "freeware," "free software," "open source software" or under a similar licensing or distribution model (including but not limited to any license which complies with the Open Source Initiative Corporation's (OSI) open source definition or which is, or is equivalent to, a license approved by OSI) that the Company or the Acquired Companies use or license, and identifies that which is incorporated into, combined with, or distributed in conjunction with any Company or Acquired Companies' products or services ("INCORPORATED OPEN SOURCE SOFTWARE") copies of which have been provided to Parent. The Company's and the Acquired Companies' use and distribution of each component of Incorporated Open Source Software complies with all material provisions of the applicable license agreement, and in no case does such use, modification or distribution give rise under such license agreement to any rights in any third parties under any Business Intellectual Property or obligations for the Company or the Acquired Companies with respect to any Business Intellectual Property, including without limitation any obligation to disclose or distribute any such Intellectual Property in source code form, to license any such Intellectual Property for the purpose of making derivative works, to distribute any such Intellectual Property without charge or grant any patent license to any of the patents embedded therein.

          5.9.18. Except as set forth in SCHEDULE 5.9.18, neither the Company nor any Acquired Company is now or has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that could reasonably be expected to require or obligate any of the Acquired Companies to grant or offer to any other Person any license or right to any Business Intellectual Property.

     5.10. ENVIRONMENTAL MATTERS. The Company and the Acquired Companies have complied in all material respects with all applicable Environmental Laws, and no claim, action, suit, litigation, proceeding or investigation has been filed or commenced against the Company and the Acquired Companies alleging any failure to comply with any such Environmental Laws. To the Knowledge of the Company, none of the Company or any of the Acquired Companies has exposed any Person to any substance or condition that could form the basis for any liability for any illness of or personal injury to such Person. To the Knowledge of the Company, no material event has occurred nor does any condition exist that would constitute a violation of or noncompliance with Environmental Laws by any party with respect to the Leased Premises.

     5.11. CONTRACTS.

          5.11.1. SCHEDULE 5.11.1 lists, under the corresponding subsection, the following Contracts (other than Transaction Documents and those set forth in SCHEDULES 5.8.2 and 5.9.5) to which either an Acquired Company is a party, or to which the Company is a party:

               5.11.1.1. all Contracts for the lease (whether as lessor or lessee) of personal property to or from the Company or an Acquired Company which provide for lease payments in excess of $100,000 annually;

               5.11.1.2. all Contracts with the Company's twenty (20) largest suppliers or vendors (measured based on annual payments in 2008);

               5.11.1.3. all Contracts (other than purchase orders, change orders, statements of work, non-disclosure agreements and similar ancillary documentation) with the Company's customers from whom aggregate payments between the beginning of the Company's 2007 fiscal year and the date hereof have exceeded $50,000;

               5.11.1.4. all Contracts concerning any partnership or joint venture or joint development;

               5.11.1.5. all research and development, broker, distributor, dealer, agency, sales promotion, marketing, reseller and advertising Contracts;

               5.11.1.6. all Contracts providing for management-level services or for the services of independent contractors or consultants (or similar arrangements) providing for payments from the Company or the Acquired Companies in excess of $50,000 annually;

               5.11.1.7. all Contracts for the purchase or sale of any business, corporation, partnership, joint venture, association or other business organization or any division, material assets, operating unit or product line thereof;

               5.11.1.8. all Contracts relating to or evidencing indebtedness for money borrowed by the Company or an Acquired Company (or the creation, incurrence, assumption, securing or guarantee thereof) and all derivative agreements, including without limitation, any indebtedness or financial obligations from the Acquired Companies to the Company;

               5.11.1.9. all Contracts under which (A) any Person has directly or indirectly guaranteed any indebtedness for money borrowed or other Liabilities of the Company or an Acquired Company or (B) the Company or an Acquired Company has directly or indirectly guaranteed any indebtedness for money borrowed or other Liabilities of any Person;

               5.11.1.10. all Contracts under which the Company or an Acquired Company has made any material advance, loan, extension of credit or capital contribution to, or other material investment in, any Person, including employees, or which involve a sharing of material profits, losses, costs or Liabilities by the Company or an Acquired Company with any other Person, other than trade accounts payable arising in the ordinary course of business of the Acquired Companies;

               5.11.1.11. all Contracts providing for or containing any mortgage, pledge, security agreement or deed of trust or other Contract granting a Lien upon any assets or properties of an Acquired Company with a value in excess of $50,000;

               5.11.1.12. all Contracts which limit the ability of the Company (to the extent relating to the Business) or any of the Acquired Companies to compete in any line of business or with any Person or in any geographic area or which limit or restrict in any material respect the ability of the Company or any of the Acquired Companies with respect to the development, manufacture, marketing, sale or distribution of, or other rights with respect to, any products or services;

               5.11.1.13. all Contracts with any Governmental Authority;

               5.11.1.14. all Contracts containing any restrictions with respect to payment of dividends or any other distributions in respect of the capital stock of any Acquired Company which will continue in effect after the Closing;

               5.11.1.15. all Contracts between or among any Acquired Company, on the one hand, and any Affiliate, officer, director or stockholder of any Acquired Company or any Affiliate of any thereof, on the other hand, including with any Excluded Subsidiary or with the Company;

               5.11.1.16. all Contracts concerning the issuance, delivery, pledge or other encumbrance, sale or disposal of any shares of capital stock or other securities of an Acquired Company or the creation, issuance, delivery, pledge or other encumbrance, sale or disposal of any securities convertible into, or rights with respect to, or options or warrants to purchase or rights to subscribe to, any shares of capital stock or other securities of an Acquired Company;

               5.11.1.17. all Contracts granting a proxy or relating to a voting arrangement regarding the Shares; and

               5.11.1.18. all Contracts granting to a third party a power of attorney to act on behalf of any Acquired Company.

          The Contracts set forth or required to be set forth on SCHEDULES 5.8.2, 5.9.5 and 5.11.1 are referred to herein as "MATERIAL CONTRACTS". The Company has heretofore made available to Parent true and complete copies of all written Material Contracts and a true and complete, in all material respects, written summary of all oral Material Contracts.

          5.11.2. Each Material Contract is in full force and effect and is legal, valid and binding on the Company (to the extent relating to the Business) or the Acquired Company that is a party thereto and, to the Knowledge of the Company, the other party or parties thereto.

          5.11.3. The Company and the Acquired Companies (and, to the Knowledge of the Company, each of the other party or parties thereto), have performed in all material respects all obligations required to be performed by them under each Material Contract. Except as set forth in SCHEDULE 5.11.3, no event has occurred with respect to the Acquired Companies or, to the Knowledge of the Company, with respect to any other Person that (with or without lapse of time or the giving of notice or both) contravenes, conflicts with or results in a violation or breach of, or gives any Acquired Company or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity of, or to cancel, terminate or modify, any Material Contract. Except as set forth on SCHEDULE 5.11.3, there are no active renegotiations of license and maintenance fees, or written requests to renegotiate any such fees, in each case payable under a Material Contract with any of the Company's ten (10) largest customers (based on fiscal year 2009 revenue). No Acquired Company has received any notice that any other party or parties to any Material Contract intend to exercise any right of cancellation, termination or non-renewal thereof.

     5.12. INSURANCE. SCHEDULE 5.12 sets forth a complete and accurate list of all insurance policies and surety bonds which the Company and the Acquired Companies maintain (the "INSURANCE POLICIES"). The Insurance Policies are in full force and effect and will not lapse or be subject to suspension, modification, revocation, cancellation, termination or non-renewal by reason of the execution, delivery or performance of any Transaction Document or consummation of the Transaction. The Company and each of the Acquired Companies is current in all premiums or other payments due under each Insurance Policy and has otherwise performed in all material respects all of its respective obligations thereunder. None of the Company or any of the Acquired Companies has received any notice that any Insurance Policy is not in full force and effect, and the Company does not have any Knowledge of any event, circumstance or condition that would cause (or would be reasonably likely to cause) any Insurance Policy not to be in full force and effect.

     5.13. LITIGATION.

          5.13.1. No judgment, ruling, order, writ, decree, stipulation, settlement, injunction or determination by or with any arbitrator, court or other Governmental Authority to which the Company or the Acquired Companies or to the Knowledge of the Company, any Affiliate (in its capacity as such) of any of the foregoing, is party or by which any of the Company or the Acquired Companies or to the Knowledge of the Company, any Affiliate (in its capacity as such) of any of the foregoing, or any assets of any the foregoing is bound is in effect. Neither the Company nor any of the Acquired Companies nor, to the Knowledge of the Company, any Affiliate (in its capacity as such) of any of the foregoing, is party to or engaged in or, to the Knowledge of the Company, threatened with any material Action, and to the Knowledge of the Company, no event has occurred and no condition exists which could reasonably be expected to result in any such material Action.

          5.13.2. Neither the Company nor any of the Acquired Companies is in default under or with respect to any judgment, ruling, order, writ, decree, stipulation, settlement, injunction or determination of the type described in SECTION 5.13.1.

          5.13.3. No order has been made, petition presented or resolution passed for the winding-up of any of the Acquired Companies and no meeting has been convened for the purposes of winding-up of any of the Acquired Companies. No steps have been taken for the appointment of an administrator or receiver of all or any part of the Company or any of the Acquired Companies' assets. Neither the Company nor any of the Acquired Companies have made or proposed any arrangement or composition with its creditors or any class of its creditors. Neither the Company nor any of the Acquired Companies is insolvent, and neither the Company nor any Acquired Company is unable to pay its debts within the meaning of the insolvency legislation applicable to such entity and has not stopped paying its debts as they fall due.

     5.14. EMPLOYEE MATTERS.

          5.14.1. SCHEDULE 5.14.1 sets forth as of the date hereof an accurate and complete list of each Plan copies of which have been previously delivered to Parent. For the purpose of this Agreement "PLANS" do not include individual employment agreements, offer letters or similar undertakings provided to a single employee and not to a group of employees.

          5.14.2. With respect to the Plans and except as otherwise set forth in
     SCHEDULE 5.14.2:

               5.14.2.1. Each Plan has been administered in all material respects in accordance with its terms and applicable Law;

               5.14.2.2. There are no actions, suits or claims pending or threatened in writing against, or with respect to, any of the Acquired Company Plans or their assets, and there is no basis for any such action, suit or claim;

               5.14.2.3. There are no funded benefit obligations for which contributions have not been made and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly reflected in accordance with GAAP, on the Company Financial Statements;

               5.14.2.4. The Company and the Acquired Companies have performed all obligations in all material respects, whether arising by operation of Law or by contract, required to be performed by them in connection with the Plans, and, to the Knowledge of the Company, there have been material no defaults or violations by any other Person with respect to the Plans;

               5.14.2.5. All reports and disclosures relating to the Plans required to be filed with or furnished to Governmental Authorities, Plan participants or beneficiaries have been filed or furnished in accordance with applicable Law in a timely manner;

               5.14.2.6. There is no matter pending (other than routine qualification determination filings) with respect to any of the Acquired Company Plans before any Governmental Authority;

               5.14.2.7. Except as set forth in SCHEDULE 5.14.2.7, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby in and of itself, will not (A) require the Company or the Acquired Companies to make a larger contribution to, or pay greater benefits or provide other rights under, any Plan than it otherwise would, or (B) create or give rise to any additional vested rights or service credits under any Plan, accelerated vesting of options or any payment in cash or other property, in either case whether or not some other subsequent action or event would be required to cause such payment or provision to be triggered; and

               5.14.2.8. The accrual vacation policies of the Acquired Companies for their employees are set forth in SCHEDULE 5.14.2.8.

          5.14.3. Neither the Company nor any Acquired Company is a party to any collective bargaining or other labor union contracts. No collective bargaining agreement or other labor union contract is being negotiated by the Company or any Acquired Company and no Person is currently seeking to represent the employees of the Company or any Acquired Company. There is no pending or, to the Knowledge of the Company, threatened labor dispute, strike or work stoppage against any Acquired Company. Neither the Company nor any Acquired Company or, to the Knowledge of the Company, any of their respective representatives or employees has committed any unfair labor practices in connection with the operation of the respective businesses of the Company or any Acquired Company, and there is no pending or threatened in writing charge or complaint against the Company or any Acquired Company filed with or issued by any Governmental Authority, or in the case of an Acquired Company incorporated in the UK, by any Trade Union.

          5.14.4. Attached hereto as SCHEDULE 5.14.4 is an anonymised list of all the Acquired Company's directors, officers, employees and consultants and individuals who provide services to the Acquired Companies as independent contractors, and for each such Person includes (i) the name of such Person's employer or recipient of services, (ii) job title(s), (iii) a summary description of the material compensation and employment benefits paid to such Person (including bonuses), (iv) accrued but unused vacation,
     (v) the date of commencement of employment for such Person, and (vi) such Person's status as of the date hereof (i.e., active, vacation, leave of absence, and if so, type of leave), including visa status, if applicable.
     SCHEDULE 5.14.4 also sets forth as of the date hereof a list of all employees, consultants and independent contractors of the Company who provide services to the Acquired Companies, with all details set forth above, and including the amount of time devoted to the business of the Acquired Companies.

          5.14.5. Except as set forth in SCHEDULE 5.14.5 as of the date hereof, neither the Company nor any Acquired Company has amended any employment agreement, or taken any other actions with respect to the employment of any employees, officers or directors or to any of the Plans or any of the Plans, agreements, policies or other arrangements described in this SECTION
     5.14 of this Agreement since March 31, 2009 which could materially increase the Company's or an Acquired Company's costs or obligations thereunder.

          5.14.6. To the Knowledge of the Company, neither the Company nor any Acquired Company has incurred, nor do they reasonably expect to incur, any material liability under Title IV of ERISA with respect to any Affiliate Plan.

          5.14.7. No present or former employee or independent contractor performing services for the Company or an Acquired Company is owed or has a claim pending, to the Knowledge of the Company, or has threatened in writing to make a claim against the Company or such Acquired Company, including any claim for (i) overtime pay, (ii) wages, salaries, commissions or profit sharing (excluding wages, salaries, commissions or profit sharing for the current payroll period), (iii) vacations, time off or pay in lieu of vacation or time off, other than vacation or time off (or pay in lieu thereof) earned in respect of the current fiscal year or otherwise still outstanding, (iv) any violation of any rule or contract relating to minimum wages or maximum hours of work, (v) discrimination or retaliation against employees on any basis, (vi) severance pay or unlawful or wrongful employment or termination practices, (vii) unlawful retirement, termination or labor relations practices or breach of contract or (viii) any violation of occupational safety or health standards. Without derogating from the above, all previous reductions in work force plans and termination of employment of employees of the Company and Acquired Companies were conducted in accordance with, and subject to, all applicable Laws, employment agreements and Plans. There are no administrative charges, arbitration or mediation proceedings or court complaints pending or threatened in writing against the Company or any Acquired Company before any Government Authority, arbitration forum or any other entity concerning alleged employment discrimination, contract violation or any other matters relating to the employment of labor.

          5.14.8. Except as set forth in SCHEDULE 5.14.8, the Company and the Acquired Companies are and have been in compliance in all material respects with all applicable employment agreements, handbooks or policies, Laws, rules and regulations relating to the employment of labor (including without limitation, any of the health care continuation requirements of the COBRA). Without derogating from the foregoing, the Company and the Acquired Companies have complied with all bonus payments required to be made by them in connection with their fiscal years 2008 and 2009.

          5.14.9. Except as set forth on SCHEDULE 5.14.9, no current employee (other than administrative staff and similar non-essential personnel) has given written notice to the Company or any Acquired Company of such employee's intention to terminate his or her employment and no current employee (other than administrative staff and similar non-essential personnel) has been given written notice from the Company or any Acquired Company of the Company's or such Acquired Company's intention to terminate his or her employment. The employment of each of the employees of the Acquired Companies is "at will" (except for non-U.S. employees of the Acquired Companies located in a jurisdiction that does not recognize the "at will" employment concept) and the Company and the Acquired Companies do not have any obligation to provide any particular form or period of notice prior to terminating the employment of any of their respective employees, except as set forth on SCHEDULE 5.14.9.

          5.14.10. There are no audits or inquiries pending or, to the Knowledge of the Company, threatened by the IRS, the United States Department of Labor or any other Governmental Authority with respect to any Acquired Company Plan. Neither the Company nor any Acquired Company has ever incurred: (i) any penalty or Tax with respect to any Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code; or (ii) any penalty or Tax under applicable Law. The Company and each Acquired Company has made all contributions and other payments required by and due under the terms of each Plan.

          5.14.11. Except as set forth in SCHEDULE 5.14.11, any Acquired Company Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code. All pension Acquired Company Plans required to have been approved by any non-U.S. Governmental Authority have been so approved, no such approval has been revoked (or, to the Knowledge of the Company, has revocation been threatened) and, to the Knowledge of the Company, no event has occurred since the date of the most recent approval or application therefor relating to any such pension Acquired Company Plan that would reasonably be expected to materially affect any such approval relating thereto or materially increase the costs relating thereto. Each Acquired Company Plan intended to be Tax qualified under applicable Law is, to the Knowledge of the Company, so Tax qualified, and, to the Knowledge of the Company, no event has occurred and no circumstance or condition exists that could reasonably be expected to result in the disqualification of any such Plan.

          5.14.12. Except as set forth on SCHEDULE 5.14.12, neither the Company nor any Acquired Company maintains, sponsors or contributes to any Plan that is an employee welfare benefit plan (as such term is defined in Section 3(1) of ERISA) and that is, in whole or in part, self-funded or self-insured. No Plan provides (except at no cost to the Company or the Acquired Companies), or reflects or represents any liability of the Company or any of the Acquired Companies to provide, post-termination or retiree life insurance, post-termination or retiree health benefits or other post-termination or retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Law.

          5.14.13. Except as set forth on SCHEDULE 5.14.13, there is no agreement, plan, arrangement or other Contract covering any director or officer or other employee of the Company or any Acquired Company, and no payments have been made or will be made to any director or officer or other employee of the Company or any Acquired Company, that, considered individually or considered collectively with any other such Contracts or payments, will, or could reasonably be expected to, be characterized as a "parachute payment" within the meaning of Section 280G(b)(2) of the Code or give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code (or any comparable provision under U.S. state or local or non-U.S. Tax Laws). Except as set forth in SCHEDULE 5.14.13, neither the Company nor any Acquired Company is a party to or has any obligation under any Contract to compensate any Person for excise Taxes payable pursuant to Section 4999 of the Code.

     5.15. LICENSES AND PERMITS; LEGAL COMPLIANCE.

          5.15.1. Except as set forth in SCHEDULE 5.15.1, the Company (to the extent relating to the Business) and the Acquired Companies are in possession of Licenses necessary to own, lease, maintain and operate their properties and to carry on their business as it is now being conducted, other than as would not have a Material Adverse Effect.

          5.15.2. (i) Except as set forth on SCHEDULE 5.15.2, each of the Company (to the extent relating to the Business) and the Acquired Companies is in compliance in all material respects and has complied in all material respects with all Laws and Licenses applicable to it, including all Laws relating to the exportation of goods, services and products and export compliance and control, (ii) no claims or complaints from any Governmental Authorities or other Persons have been asserted or received by the Company or any Acquired Company or any Affiliate thereof related to or affecting the Company or any Acquired Company and, to the Knowledge of the Company, no claims or complaints are threatened, alleging that the Company or any Acquired Company or any Affiliate thereof is in violation of any Laws or Licenses applicable to the Company or any Acquired Company and (iii) no investigation, inquiry, or review by any Governmental Authority with respect to the Company or any Acquired Company is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Authority advised the Company of an intention to conduct any such investigation, inquiry or review.

          5.15.3. None of the Company or the Acquired Companies, nor, to the Company's Knowledge, any director, officer, agent, employee or other Person associated with or acting on behalf of the Company or the Acquired Companies has, directly or indirectly, at any time used funds, in connection with the Business, in violation of any applicable Law, including, without limitation, for the making of any unlawful payment, contribution, bribe or kickback to any person affiliated with any political party or government. Neither the Company nor any Acquired Company is in violation in any material respect of any Law concerning the export or re-export of any products or services or the prohibited boycott of any country.

     5.16. AFFILIATE TRANSACTIONS; EXCLUDED SUBSIDIARIES.

          5.16.1. Except as set forth in SCHEDULE 5.16.1, there are no Contracts between any Acquired Company on the one hand, and the Company or the Excluded Subsidiaries (or any Affiliate thereof) on the other hand. As of the Closing Date and thereafter, except as set forth in the Transition Services Agreement and the Asset Transfer Agreements referenced in Section
     7.10 hereof, (a) the Acquired Companies shall have no Liabilities or obligations, direct or indirect, contingent or otherwise, owing to the Company or the Excluded Subsidiaries or any of their Affiliates, including payables, and (b) the Company and the Excluded Subsidiaries shall have no Liabilities or obligations, direct or indirect, contingent or otherwise, owing to the Acquired Companies, including payables.

          5.16.2. Except as set forth in SCHEDULE 5.16.2, to the Knowledge of the Company, no officer, director or holder of 5% or more of the outstanding shares of the Company or an Acquired Company (or any Affiliate of such officer, director or holder) owns or holds, directly or indirectly, any interest in (excepting holdings solely for passive investment purposes of securities of publicly held and traded entities constituting less than 5% of the equity of any such entity), or is an officer, director, employee or consultant of any Person that is, a lessor, lessee, customer or supplier of the Company or the Acquired Companies. To the Knowledge of the Company, no officer, director or holder of 5% or more of the outstanding shares of the Company or an Acquired Company (or any Affiliate of such officer, director or holder) (or equivalent position) (a) has made, on behalf of the Company or the Acquired Companies, any material payment or material commitment to pay any commission, fee or other amount to, or to purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any other Person of which any officer or director of the Company or of the Acquired Companies is a partner, member or stockholder (except holdings solely for passive investment purposes of securities of publicly held and traded entities constituting less than 5% of the equity of any such entity), (b) owes any material amount of money to the Company or the Acquired Companies or (c) has any interest in any material property, real or personal, tangible or intangible, used in or pertaining to the business of the Company or the Acquired Companies.

     5.17. ACCOUNTS RECEIVABLE.

          5.17.1. The accounts receivable shown on the Current Balance Sheet arose in the ordinary course of business, consistent with past practices and represented, in all material respects, bona fide claims against debtors for sales and other charges, subject to credits and adjustments made in the ordinary course of business consistent with past practices. Allowances for doubtful accounts shown on the Current Balance Sheet have been prepared in accordance with GAAP consistently applied. The accounts receivable of the Company and the Acquired Companies arising after the Balance Sheet Date arose in the ordinary course of business, consistent with past practices and represented, in all material respects, bona fide claims against debtors for sales and other charges, subject to credits and adjustments made in the ordinary course of business consistent with past practices. SCHEDULE 5.17.1 sets forth an aging of the Company's and the Acquired Companies' accounts receivable in the aggregate and by customer, and indicates the amounts of allowances for doubtful accounts as of June 30, 2009.

          5.17.2. During the last 2 years, except with regard to the customers set forth in SCHEDULE 5.17.2, the Company and the Acquired Companies have not renegotiated or amended any Contract with a customer that has merged with, or been acquired by, or has acquired, another customer.

          5.17.3. Except as set forth on SCHEDULE 5.17.3, the Current Balance Sheet fairly presents in all material respects deferred revenues of the Company, which arose in the ordinary course of business consistent with past practice and represent(ed) bona fida future revenue from amounts invoiced and/or collected for sales and other charges and have been prepared in accordance with GAAP consistently applied in accordance with past practice.

     5.18. WARRANTIES. SCHEDULE 5.18 sets forth the aggregate amounts paid by the Company to customers under any right of return or indemnity provisions during each of the fiscal years covered by the Company Financial Statements.

     5.19. NO PUBLIC OFFER. None of the Acquired Companies nor anyone acting on their behalf has offered securities of the Acquired Companies or any part thereof or any similar securities for issuance or sale to, or solicited any offer to acquire any of the same from, anyone so as to make the sale of the Shares not exempt from the registration requirements of any Law. None of the Acquired Companies' securities have been offered or sold in such a manner as to make the sale of such securities not exempt from such registration requirements, and all such securities have been offered and are being sold in compliance with all applicable securities Laws.

     5.20. BROKERS' FEES. Except as set forth on SCHEDULE 5.20, None of the Acquired Companies nor any of their Affiliates has authorized or retained any Person to act as an investment banker, broker, finder or other intermediary who is or might be entitled to any fee, commission or payment in connection with the negotiation, preparation, execution or delivery of any Transaction Document or the consummation of the Transaction, nor is there any basis for any such fee, commission or payment to be claimed by any Person.

     5.21. BANK ACCOUNTS; POWERS OF ATTORNEY. SCHEDULE 5.21 sets forth a complete and accurate list of: (a) all bank accounts, investment accounts, lock boxes and safe deposit boxes maintained by or on behalf of any Acquired Company, including the location and account numbers of all such accounts, lock boxes and safe deposit boxes and (b) the names of all Persons authorized to take action with respect to such accounts, safe deposit boxes and lock boxes or who have access thereto.

     5.22. HSR. As of the date hereof, each of the Acquired Companies other than Fortent Americas (i) is a "foreign issuer" as defined by 16 C.F.R. ss.801.(e)(2)(ii); and (ii) in the aggregate, made sales in or into the United States of not more than $65.2 million in their most recent fiscal year(s).

     5.23. FULL DISCLOSURE. To the Knowledge of the Company, the representations and warranties set forth in SECTIONS 4 and 5 of this Agreement, taking into account the Company Disclosure Schedules, do not contain any untrue statements of material fact or omit to state a material fact necessary to make the statements herein not misleading in view of the circumstances in which they were made.

6.   REPRESENTATIONS AND WARRANTIES OF PARENT AND THE ACQUIRING SUBSIDIARIES

     Parent and the Acquiring Subsidiaries hereby represent and warrant to the Company as of the date of this Agreement (except to the extent such representations and warranties expressly relate to another date) as follows:

     6.1. ORGANIZATION. Each of Parent and the Acquiring Subsidiaries is a corporation duly organized, validly existing and (to the extent applicable in its jurisdiction of incorporation) is in good standing under the Laws of its jurisdiction of incorporation.

     6.2. AUTHORITY. Each of Parent and the Acquiring Subsidiaries has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which they are a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and the Acquiring Subsidiaries. This Agreement has been duly executed and delivered by each of Parent and the Acquiring Subsidiaries and constitutes the valid and binding obligation of Parent and the Acquiring Subsidiaries enforceable against Parent and the Acquiring Subsidiaries, respectively, in accordance with its terms. Each other Transaction Document to be delivered by Parent and/or any Acquiring Company will be duly executed and delivered Parent and such Acquiring Company, as applicable, and, when so executed and delivered, will constitute the legal, valid and binding obligation of Parent and such Acquiring Company, enforceable against Parent and such Acquiring Company in accordance with its terms.

     6.3. NONCONTRAVENTION. Subject to the receipt of the Required Consents, none of the execution, delivery or performance by Parent and the Acquiring Subsidiaries of any Transaction Document or the consummation by Parent and the Acquiring Subsidiaries of the Transaction does or will, with or without the giving of notice or the lapse of time or both, conflict with, or result in a breach or violation of, or a default under, or give rise to a right of amendment, termination, cancellation or acceleration of any obligation under (i) any organizational or charter document (or similar organizational documents) of Parent or the Acquiring Subsidiaries, or (ii) any material Law or License to which Parent or the Acquiring Subsidiaries or their properties or assets are subject.

     6.4. GOVERNMENTAL APPROVALS. Except as set forth on SCHEDULE 6.4, no material Consent or order of, with or to any Governmental Authority is required to be obtained or made by or with respect to Parent and the Acquiring Subsidiaries in connection with the execution, delivery and performance by Parent and the Acquiring Subsidiaries of any Transaction Documents or the consummation by Parent and the Acquiring Subsidiaries of the Transaction.

     6.5. HSR.

          6.5.1. As of the date hereof, Parent has determined that the fair market value of the voting securities Fortent Americas, as calculated pursuant to 16 C.F.R. Section 801.10, does not exceed $65,200,000.

          6.5.2. As of the date hereof, Parent has determined that the fair market value of the US assets of Fortent UK and Fortent Japan, in the aggregate, does not exceed $65,200,000.

     6.6. INSPECTIONS; NO OTHER REPRESENTATIONS. The Buyers are informed and sophisticated purchasers, and have engaged expert advisors, experienced in the evaluation and acquisition of companies such as the Acquired Subsidiaries contemplated hereunder. The Buyers have undertaken such investigation as they have deemed necessary to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. The Buyers acknowledge that the Company has given Buyers access to key employees, documents and facilities of the Acquired Subsidiaries requested by Buyers and, to the extent related thereto, their Affiliates requested by Buyers. Without limiting the generality of the foregoing, the Buyers acknowledge that none of Acquired Companies or any of their officers or directors, makes any representation or warranty with respect to any projections, estimates or budgets delivered to or made available to Parent of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Acquired Companies or the future business and operations of the Acquired Companies or any other information or documents made available to the Buyers or their counsel, accountants or advisors with respect to the Acquired Companies or any of the businesses, assets, liabilities or operations of the foregoing, except as expressly set forth in this Agreement. Nothing in this SECTION 6.6 shall derogate from the right of the Buyers to rely on the representations and warranties of the Company set forth in SECTIONS 4 and 5 herein, and the right to seek indemnification pursuant to the provisions of
SECTION 11 below regardless of any investigation made by the Buyers or Parent.

7.   COVENANTS

     7.1. REASONABLE BEST EFFORTS; FURTHER ASSURANCES. From time to time after the date hereof, at Parent's reasonable request and without further consideration from the Buyers, (i) the Company shall execute and deliver such other instruments of conveyance and transfer and take such other action as Parent reasonably may require to convey, transfer to and vest in the Buyers and to put Buyers in possession of the Shares in accordance with the terms of this Agreement (ii) the Company shall execute and deliver such documents as may be required to vary the bank mandates of the bank accounts of Fortent UK and its subsidiaries, and (iii) the Company shall not otherwise exercise any rights in respect of such bank accounts and shall use its reasonable best efforts to ensure that no person who has signatory rights thereto shall take any action in connection therewith (in each case unless done so with the express prior written consent of Parent).

     7.2. 2009 AUDITED FINANCIALS; FINANCIAL STATEMENTS OF THE BUSINESS.

          7.2.1. Parent shall be responsible for, and shall bear all costs and expenses associated with, the preparation of audited consolidated financial statements of the Company (including the balance sheet and the related statements of income and cash flows and the notes to the financial statements) as of and for the fiscal year ended March 31, 2009 (the "AUDITED COMPANY FINANCIAL STATEMENTS"), to be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated therein and with each other.

          7.2.2. Parent shall be responsible for, and shall bear all costs and expenses associated with, the preparation of any audited or unaudited consolidated financial statements of the Business (on a stand-alone basis) (including the balance sheet and the related statements of income and cash flows and the notes to the financial statements) required by Parent (the "ACQUIRED COMPANIES FINANCIAL STATEMENTS").

     7.3. PUBLIC ANNOUNCEMENTS. Except for the announcement by Parent of the execution and delivery of this Agreement in the form attached hereto as EXHIBIT C, the timing and content of which have been mutually agreed by the parties hereto, no party hereto shall issue any press release or otherwise make any public announcement (excluding any investor relations conference call to be conducted by Parent following the Closing) with respect to this Agreement or the Transaction contemplated hereby. Notwithstanding the foregoing, if such an announcement is required of Parent by applicable Law or any listing agreement with a national securities exchange or quotation system (including Nasdaq) Parent shall provide notice to and a copy of such as promptly as practicable in advance of such announcement and will use all reasonable efforts to consult with the Company and take the views of the Company in respect of such announcement into account prior to making such announcement, subject to applicable Law or listing requirements and provided such consultation and review shall not delay any such announcement.

     7.4. FIRPTA COMPLIANCE. On or prior to the Closing Date, the Company shall deliver to Parent either (a) a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent's obligations under Treasury Regulation Section 1.1445-2(c)(3) with respect to each of the Acquired Subsidiaries, or (b) an affidavit, under penalties of perjury, that the Company is not a foreign person consistent with Treasury Regulation Section 1.1445-2(b)(2)(iv).

     7.5. NON-SOLICITATION OF EMPLOYEES. For a period of two (2) years from and after the Closing Date, without the prior written consent of Parent, the Company will not, and will cause its controlled Affiliates (including the Excluded Subsidiaries) not to, (a) solicit as an employee, independent contractor or consultant any person employed by an Acquired Company on the date hereof and will not, and will cause its controlled Affiliates (including the Excluded Subsidiaries) not to, during such period, induce or attempt to induce any such employee to terminate his or her employment with an Acquired Company or Parent or any of its Affiliates by resignation, retirement or otherwise; or (b) hire or retain any of the persons set forth on SCHEDULE 7.5; PROVIDED, that, the foregoing restrictions shall not apply to employees terminated by an Acquired Company, Parent or any of its Affiliates after the Closing Date and general solicitations and employment searches not targeted at such employees will not be considered a solicitation, inducement or attempt to induce any such employee.

     7.6. NON COMPETE.

          7.6.1. In order that the Buyers may have and enjoy the full benefit of the business being acquired hereunder, the Company (including the Excluded Subsidiaries) shall not, directly or indirectly: (i) from the Closing Date hereof until the expiration of two (2) years after the Closing (the "NON-COMPETE PERIOD"), own, manage, operate, finance, join, control or participate in the ownership, management, financing, operation, business or control of or otherwise be involved in any way in any business or Person in the United States, the United Kingdom, Japan or any other country in which the products or services of any of the Acquired Companies were used as of the Closing Date (the "TERRITORY"), that at any time during the Non-Compete Period engages, in the Territory, in the developing, producing, offering, distributing, selling or supporting of products or services directly competitive with the products and services offered or sold by the Acquired Companies as of the Closing Date (other than Fortent Inform and any products or services of the Excluded Subsidiaries currently offered or sold by the Excluded Subsidiaries or currently contemplated to be offered or sold), and (ii) from the Closing Date hereof until the expiration of two
     (2) years after the Closing, whether acting on their own behalf, or acting as an owner, shareholder, partner, or member of, or otherwise exercising control over, any other Person, or acting through any other Person, solicit or attempt to solicit any Person that was a customer of any of the Acquired Companies at the Closing Date: (A) to cease, diminish, modify or not renew its business relationship (in respect of products or services offered or sold by the Acquired Companies as of the Closing Date) with any of the Acquired Companies (or their successors); or (B) to purchase products or services which are the products and services offered or sold by the Acquired Companies as of the Closing Date; provided, that neither clause
     (i) or (ii) shall apply to the business of the Excluded Subsidiaries as conducted on the date hereof or as currently proposed to be conducted. The Company acknowledges that the consideration received by the Company hereunder is paid in consideration, in part, for the non-compete obligations hereunder and that in light of the nature of this transaction and the critical significance of the non-compete covenant to the Buyers' business and to its willingness to enter into this Agreement and pay the aggregate consideration hereunder, the non-compete covenant is reasonable and fair in the circumstances.

          7.6.2. The covenants and undertakings contained in this SECTION 7.6 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this SECTION 7.6 may cause irreparable injury to the Buyers, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Therefore, the Buyers will be entitled to seek an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this SECTION 7.6. The rights and remedies provided by this SECTION 7.6 are cumulative and in addition to any other rights and remedies which Buyers may have hereunder or at Law or in equity. In the event that Buyers were to seek damages for any breach of this
     SECTION 7.6, the portion of the aggregate consideration hereunder which is allocated by the parties to the foregoing covenant shall not be considered a measure of or limit on such damages.

          7.6.3. The parties hereto agree that, if any court of competent jurisdiction in a final nonappealable judgment determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this SECTION 7.6 is unreasonable, arbitrary or against public policy, then a lesser time period, geographical area, business limitation or other relevant feature which is determined to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party.

     7.7. CONFIDENTIAL INFORMATION.

          7.7.1. From and after the Closing, the Company will, and will cause its controlled Affiliates (including the Excluded Subsidiaries), to (i) maintain in strict confidence any and all confidential information concerning the Acquired Companies and (ii) refrain from using any and all such information for its own benefit or to compete with or otherwise to the detriment of Buyers or any of the Buyers' respective Affiliates (including the Acquired Companies). It is understood that the Company shall not have any liability or obligation hereunder with respect to information that (i) is in or, through no fault of the Company or its Affiliates, comes into the public domain, or (ii) the Company or any of its Affiliates, is legally required to disclose.

          7.7.2. In the event that the Company or any of its Affiliates is required by Law to disclose any such information, the Company will promptly notify Parent in writing so that Parent may seek a protective order and/or other motion to prevent or limit the production or disclosure of such information. If such motion has been denied, has not been promptly prosecuted or is pending and unresolved at the time disclosure of such information is required by Law, then the Person required to disclose such information may disclose only such portion of such information which (i) based on advice of the Company's outside legal counsel is required by Law to be disclosed (provided that the Person required to disclose such information will use all reasonable efforts to preserve the confidentiality of the remainder of such information) or (ii) Parent consents in writing to having disclosed. The Company will not, and will not permit any of its Affiliates to, oppose any motion for confidentiality brought by Buyers or any Acquired Company. The Company will continue to be bound by its obligations pursuant to this SECTION 7.7 for any information that is not required to be disclosed, or that has been afforded protective treatment, pursuant to such motion.

     7.8. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          7.8.1. For a period of seven (7) years after the date hereof, the Acquired Companies shall indemnify and hold harmless each present and former director and officer of the Company and the Acquired Companies (collectively, the "INDEMNIFIED PERSONS") against any Liability incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the date hereof, whether asserted or claimed prior to, at or after the date hereof to the fullest extent that the Company or any of the Acquired Companies was permitted to indemnify such Indemnified Persons by Law or under the Company's Certificate of Incorporation or Bylaws or other similar organizational documents in effect on the date of this Agreement and the Acquired Companies shall also advance expenses as incurred to the fullest extent permitted by Law. The Parent shall cause the Acquired Companies to so observe such obligations, and ensure that the Acquired Companies have sufficient funds for such obligations. The indemnification obligations above shall be subject to the Company and the Indemnified Persons first seeking and actively pursuing in good faith coverage under the insurance policy described in SECTION 7.8.2; PROVIDED, HOWEVER, that in no event shall this sentence be construed to require any Indemnified Person to bring an action against any Person or otherwise expend any personal funds in furtherance of such pursuit of coverage. The amount to which an Indemnified Person may become entitled under this SECTION 7.8.1 shall be without duplication of any amounts actually recovered by such Indemnified Person under or pursuant to the insurance policy below. To the extent an Indemnified Person is paid by the Acquired Companies any amount of any claim hereunder, such Indemnified Person will assign to the Acquired Companies, to the fullest extent allowable, its claim under such insurance policy, or in the event assignment is not permissible, such Indemnified Person shall pursue such claim at the Acquired Companies' reasonable direction and expense, with any recovery thereon to be transmitted promptly to the Acquired Companies. The provisions of this SECTION 7.8.1 are intended to be for the benefit of, and shall be enforceable against the Acquired Companies and each of their respective successors and assigns by, each of the present and former directors and officers of the Company and any Acquired Company, their heirs and their representatives and shall survive the consummation of the Transaction. For the avoidance of doubt, the Acquired Companies shall indemnify the Indemnified Persons to the extent of any deductible not recovered under the policy described in
     SECTION 7.8.2

          7.8.2. At the Closing Date, the Company shall purchase "run-off" or "tail" insurance coverage with a policy limit of at least $10,000,000, which shall have substantially the same terms and conditions as the Company's existing directors and officers liability insurance policies, covering those Persons described in SECTION 7.8.1 who are covered on the date hereof by the Company's directors and officers liability insurance policies, and the costs of such "run-off" or "tail" coverage shall be at the expense of the Company. Such policy or "run-off" or "tail" coverage shall remain in effect for at least seven (7) years after the date hereof.

          7.8.3. The obligations under this SECTION 7.8 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Person hereto without the consent of such affected Indemnified Person.

     7.9. USE OF NAME. From and after the Closing, the Company shall and shall cause the Excluded Subsidiaries to, as soon as practicable, cease using the Marks (other than trade names) in the Owned Business Intellectual Property, and shall, within 60 days after the Closing Date, cease to do business under a corporate name or trade name that incorporates such Marks or any marks or names confusingly similar thereto, provided that the Excluded Subsidiaries shall have a period of 120 days to change (and cease the use of) the name of the product known as "Fortent Inform."

     7.10. ASSET TRANSFERS. Prior to the Closing and in full coordination, and on such terms and conditions as shall be agreed upon in advance with Parent, (a) the Company shall transfer to Fortent Americas and/or Fortent UK (to the extent that related to the UK companies) all of its properties, rights, titles, interests, remedies, powers and privileges (the "TRANSFERRED ASSETS") other than as set forth on SCHEDULE 7.10 that are currently owned by the Company and Fortent Americas shall accept the assignment thereof and assume all of the Liabilities of the Company (the "TRANSFERRED LIABILITIES") except for such Liabilities set forth on SCHEDULE 7.10 that are currently obligations of the Company and (b) Fortent Americas shall transfer to AGM all of its rights, title and interest in and to the assets set forth on SCHEDULE 7.10 that are currently owned by Fortent Americas and AGM shall accept assignment thereof and assume the Liabilities set forth on SCHEDULE 7.10 that are currently Liabilities of Fortent Americas, which assets and liabilities are used primarily in the business of the Excluded Subsidiaries. For the avoidance of doubt, Parent agrees to assume and honor, in accordance with the terms thereof, the employment agreements of the Designated Employees set forth on SCHEDULE 7.10-A, PROVIDED, HOWEVER, that (a) each such Designated Employee has signed a release, substantially in the form attached hereto as SCHEDULE 7.10-B (the "RELEASE LETTERS"), and (b) Parent and the Acquired Companies shall be responsible for 80% of the severance payments due to such Designated Employees in accordance with the employment agreements set forth on SCHEDULE 7.10-A (the "PARENT SEVERANCE Participation"). Any Transferred Assets and Transferred Liabilities to be so transferred by the Company shall be evidenced by separate instruments of transfer which shall be executed by the Company and Fortent Americas and/or Fortent UK, attached hereto as EXHIBIT E.

     7.11. INTERCOMPANY DEBTS. Prior to the Closing, the Company shall have contributed any balance or indebtedness from any Acquired Company to the Company into equity of such Acquired Company and/or against the issuance of ordinary stock of such Acquired Company, so that at Closing no balances between any of the Acquired Companies on the one hand, and the Company or any Excluded Subsidiary on the other hand shall exist. Any balance or indebtedness owed by any Acquired Company to an Excluded Subsidiary shall have been assigned by the Excluded Subsidiary to the Company and then converted into equity as provided above. The above conversion shall be done in full cooperation and, and on such terms and conditions as shall be agreed upon in advance with Parent and set forth in the Asset Transfer Agreement attached as EXHIBIT E.

8.   RELEASES AND WAIVERS

     8.1. GENERAL RELEASE.

          8.1.1. For and in consideration of the amounts payable to the Company under the Transaction Documents, effective as of the Closing Date, the Company hereby releases, acquits and forever discharges, and shall ensure that each of the Excluded Subsidiaries release, acquit and forever discharge, each Acquired Company and each of their present and former officers, directors and employees (collectively, the "RELEASED PARTIES") and each of their respective heirs, executors, administrators, successors and assigns, of and from any and all manner of action or actions, cause or causes of action, demands, rights, Damages, debts, dues, sums of money, accounts, reckonings, costs, expenses, responsibilities, covenants, contracts, controversies, agreements, Actions and claims whatsoever, whether known or unknown, of every name and nature, both in law and in equity, which the Company, the Excluded Subsidiaries or their heirs, executors, administrators, successors or assigns ever had or now has, or which they may have or shall have against the Acquired Companies or any other Released Party, arising out of any matters, causes, acts, conduct, claims, circumstances or events occurring or failing to occur or conditions existing at or prior to the Closing, except as the same may arise under the Transaction Documents.

          8.1.2. Subject to, and without derogating from, the provisions of
     Section 11, for and in consideration of the sale of the Acquired Subsidiaries under the Transaction Documents, effective as of the Closing Date, Parent hereby releases, acquits and forever discharges, and shall ensure that each of the Acquired Companies release, acquit and forever discharge, of and from any and all manner of actions, cause or causes of action, demands, rights, Damages, debts, dues, sums of money, accounts, reckonings, responsibilities, covenants, contracts, controversies, agreements, Actions and claims whatsoever, whether known or unknown, of every name and nature, both in law and in equity, which the Acquired Companies ever had or now has, or which they may have or shall have against the Company and the Excluded Subsidiaries and each of their present and former officers, directors and employees and each of their respective heirs, executors, administrators, successors and assigns, arising out of any matters, causes, acts, conduct, claims, circumstances or events occurring or failing to occur or conditions existing at or prior to the Closing.

          8.1.3. Subject to, and without derogating from, the provisions of
     Section 11, Parent and Buyers agree that except for fraud, on and after the Closing Date, none of the Company's or Acquired Subsidiaries' officers, directors, stockholders, Affiliates of the stockholders, or representatives or agents of the stockholders, as the case may be (excluding the Company itself) (collectively, the "SELLING GROUP"), shall have any liability or responsibility to Parent, Buyers or any other Affiliate of Parent (and each of them unconditionally releases the Selling Group from) any liability or obligation of, or arising out of, or relating to, Liabilities of whatever kind or nature, whether contingent or absolute, whether arising prior to, on or after, and whether determined or indeterminable on, the Closing Date, solely: (i) relating to this Agreement and the transactions contemplated hereby, (ii) arising out of or due to any inaccuracy of any representation or warranty or breach of any covenant, undertaking or other agreement of the Company contained in this Agreement, the Schedules to this Agreement or in any certificate contemplated hereby and delivered by the Company in connection herewith and (iii) relating to any information (whether written or oral), documents or materials furnished by the Company or the Acquired Subsidiaries or any of their respective Affiliates or other members of the Selling Group, including any information, documents or material made available to Parent and Buyers in certain "data rooms," management presentations or any other form in expectation of the transactions contemplated by this Agreement.

          8.1.4. Each member of the Selling Group is intended to be a third party beneficiary of this SECTION 8.

9.   CONDITIONS TO CLOSING

     9.1. CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligations of the Company to consummate the transactions contemplated hereby shall be subject to the Company's receipt of all closing deliverables as set forth in SECTION 3.3 in form and substance reasonably acceptable to the Company (it being understood that the foregoing condition is solely for the benefit of the Company and may be waived by the Company in writing in its sole discretion without notice, liability or obligation to any Person).

     9.2. CONDITIONS TO OBLIGATIONS OF THE BUYERS. The obligations of the Buyers to consummate the transactions contemplated hereby shall be subject to the Parent's receipt of all closing deliverables as set forth in SECTION 3.2 in form and substance reasonably acceptable to the Parent (it being understood that each such condition is solely for the benefit of the Buyers and may be waived by Parent in writing in its sole discretion without notice, liability or obligation to any Person).

10.  SURVIVAL

     10.1. SURVIVAL. The respective representations and warranties of the Company, Parent and Buyers contained in this Agreement will survive the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the Closing Date and will continue in full force and effect until the first anniversary of the Closing Date (the "SURVIVAL DATE") and then terminate and expire; PROVIDED, HOWEVER, that the right to indemnification in respect of a specific claim shall not terminate if written notice of such claim was delivered in accordance with the terms of SECTIONS 11.2 and 12.4 prior to the Survival Date.

11.  INDEMNIFICATION

     11.1. INDEMNIFICATION BY THE COMPANY. Subject to SECTION 11.4, to the extent a valid claim is submitted pursuant to SECTION 11.2 after the Closing but prior to the Survival Date, the Company shall indemnify, defend and hold harmless the Buyers and their Affiliates (including the Acquired Companies) and their respective employees, directors and officers (collectively, the "PARENT GROUP") from and against, and pay or reimburse, as the case may be, the Parent Group for, any and all Damages actually paid, incurred or sustained by Parent or any other member of the Parent Group to the extent caused by:

          11.1.1. any breach of any representation or warranty made by the Company in any Transaction Document;

          11.1.2. any breach or violation of any covenant or agreement by the Company contained in any Transaction Document; and

          11.1.3. any and all liability for Taxes of the Acquired Companies (or of the Company to the extent included as a Transferred Liability) attributable or allocable to any Pre-Closing Tax Period (except to the extent accrued in the Net Working Capital).

     11.2. INDEMNIFICATION FROM ESCROW PROCEDURE.

          Any claims of the Parent Group pursuant to SECTION 11.1 shall be made in accordance with the following procedures.

          11.2.1. If any member of the Parent Group determines in good faith that it is entitled to indemnification for Damages actually paid, incurred or sustained or reasonably determined by Parent that will be paid, incurred or sustained, from the Company pursuant to SECTION 11.1, Parent may give to the Company and the Escrow Agent a written notice with respect thereto (a "NOTICE OF CLAIM") setting forth in reasonable detail the basis for such claim, and specifying the amount of Damages claimed (which, if not finally determined, may be a good faith estimate thereof) (the amount of Damages so claimed being hereinafter referred to as the "INDEMNITY CLAIM AMOUNT").

          11.2.2. The Company shall use commercially reasonable efforts to respond within 30 days after delivery of any Notice of Claim, and as applicable, acknowledge or object to such Notice of Claim and any Indemnity Claim Amount set forth in such Notice of Claim by delivery to Parent and the Escrow Agent of written notice of such dispute (a "DISPUTE NOTICE"), setting forth if such information is available to the Company in reasonable detail the basis for such dispute and the amount of the Indemnity Claim Amount which the Company objects to being claimed by Parent in respect of the Notice of Claim.


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


          11.2.3. Upon a joint written notice of release executed by both the Company and Parent (a "JOINT RELEASE"), the Escrow Agent will be authorized to disburse to Parent Escrow Funds with a value equal to the Indemnity Claim Amount specified in such Notice of Claim within three Business Days after receipt of such Joint Release. The Escrow Agent will not be authorized to disburse Escrow Funds in respect of any Indemnity Claim Amount unless it has received either a Joint Release directing the Escrow Agent to deliver Escrow Funds in an amount equal to all or any portion of such funds and setting forth instructions as to payment, which Joint Release Parent and the Company agree to deliver to the Escrow Agent promptly following resolution of such Notice of Claim, or a final order by a court of competent jurisdiction, which order is not subject to appeal (a "FINAL ORDER"), directing the Escrow Agent to disburse to Parent and/or the Company, as the case may be, Escrow Funds in such amount as set forth in such Final Order.

     11.3. PROCEDURES FOR INDEMNIFICATION.

          11.3.1. If a claim or demand is made against any member of the Parent Group (each an "INDEMNITEE"), or an Indemnitee shall otherwise learn of an assertion, by any Person who is not a party to this Agreement (and who is not an Affiliate of a party to this Agreement) (a "THIRD PARTY CLAIM") as to which a party (the "INDEMNIFYING PARTY") may be obligated to provide indemnification pursuant to this Agreement, such Indemnitee will notify the Indemnifying Party in writing, and in reasonable detail, of the Third Party Claim reasonably promptly after becoming aware of such Third Party Claim; PROVIDED, HOWEVER, that failure to give any such notification will not affect the indemnification provided hereunder except to the extent (i) that the Indemnifying Party it has been actually and materially prejudiced as a result of such failure or (ii) such claim is submitted after the Survival Date.

          11.3.2. If a Third Party Claim is made against an Indemnitee and the Indemnifying Party agrees in writing to indemnify the Indemnitee therefor, the Indemnifying Party will be entitled to assume the defense thereof (at the expense of the Indemnifying Party) with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnitee. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof as long as the Indemnifying Party diligently conducts such defense; PROVIDED that, if (i) in any Indemnitee's reasonable judgment a conflict of interest exists in respect of such claim or (ii) any Indemnifying Party fails to provide reasonable assurance to the Indemnitee (upon request of the Indemnitee) of such Indemnifying Party's financial capacity to defend such Third Party Claim and provide indemnification with respect thereto, such Indemnitee will have the right to employ separate counsel to represent such Indemnitee and in that event the reasonable fees and expenses of such separate counsel will be paid by such Indemnifying Party (provided, that if the Indemnifying Party is the Company, and such payments shall be limited to and disbursed from the Escrow Funds). If the Indemnifying Party assumes the defense of any such Third Party Claim, the Indemnitee will have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party. The Indemnifying Party will be liable for the reasonable and documented fees and expenses of counsel employed by the Indemnitee for any period during which the Indemnifying Party has failed to assume the defense thereof. If the Indemnifying Party assumes the defense of any such Third Party Claim, the Indemnifying Party will promptly supply to the Indemnitee copies of all correspondence relating to or in connection with such Third Party Claim and keep the Indemnitee fully informed of all material developments relating to or in connection with such Third Party Claim (including, without limitation, providing to the Indemnitee on request updates and summaries as to the status thereof). If the Indemnifying Party chooses to defend a Third Party Claim, the Indemnitee will reasonably cooperate with the Indemnifying Party in the defense thereof if requested by the Indemnifying Party (such cooperation to be at the expense, including reasonable legal fees and expenses, of the Indemnifying Party).

          11.3.3. No Indemnifying Party will consent to any settlement, compromise or discharge (including the consent to entry of any judgment) of any Third Party Claim without the Indemnitee's prior written consent, which will not be unreasonably withheld; PROVIDED, that if the Indemnifying Party agrees to indemnify the Indemnitee for a Third Party Claim, the Indemnitee will agree to any settlement, compromise or discharge of such Third Party Claim which unconditionally and irrevocably releases the Indemnitee (pursuant to a release which is reasonably satisfactory to the Indemnitee) completely from all Liability in connection with such Third Party Claim; PROVIDED, HOWEVER, that the Indemnitee's prior written consent (not to be unreasonably withheld, delayed or conditioned) is required for any such settlement, compromise or discharge that provides for injunctive or other non-monetary relief affecting the Indemnitee. The Indemnitee will not (unless required by Law) admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party's prior written consent (which consent will not be unreasonably withheld).

          11.3.4. Any claim on account of Damages which does not involve a Third Party Claim shall be asserted by written notice given by the Indemnitee to the Indemnifying Party from whom such indemnification is sought. The failure by any Indemnitee so to notify the Indemnifying Party will not relieve the Indemnifying Party from any liability which it may have to such Indemnitee under this Agreement, except to the extent (i) that the Indemnifying Party shall have been actually prejudiced as a result of such failure or (ii) such claim is submitted after the Survival Date. The Indemnifying Party and the Indemnitee will proceed in good faith to negotiate a resolution of any such claim and, if not resolved through negotiations by the 30th day after notice of such claim was given to the Indemnifying Party, the Indemnifying Party and the Indemnitee will be free to pursue such remedies as may be available under this Agreement.

     11.4. CERTAIN RIGHTS AND LIMITATIONS.

          11.4.1. Excluding with respect to claims for fraud, no monetary amount shall be payable by the Company to any member of the Parent Group with respect to the indemnification of any claims pursuant to SECTION 11.1, until the aggregate amount of Damages actually incurred by the Parent Group with respect to such claims exceeds $1,000,000 (the "DEDUCTIBLE") in the aggregate, after which point the Parent Group shall be entitled to indemnity for Damages in excess of $500,000. In no event shall Damages relating to any single claim for indemnification pursuant to Section 11.1 constitute Damages, and therefore shall not be applied toward the Deductible to be indemnifiable hereunder, unless such Damages relating to any single claim for indemnification pursuant to SECTION 11.1 exceed $50,000.

          11.4.2. The amount of Damages for which indemnification is provided under this Agreement will be reduced to take account of any Tax benefit realized by the Indemnitee arising from the incurrence or payment of any such Damages. In computing the amount of any such Tax benefit, the Indemnitee will be deemed to be subject to the applicable Federal, state, local and/or local country income Taxes at the maximum statutory rate then in effect. Any indemnity payment made pursuant to this Agreement will be treated as an adjustment to the purchase price for Tax purposes.

          11.4.3. Notwithstanding anything to the contrary in this Agreement, except in the event of fraud or intentional misrepresentation, the maximum aggregate Liability for Damages arising under SECTION 11.1 hereof shall be limited to the Escrow Funds. Except with respect equitable relief for post-closing covenants, the remedies set forth in SECTION 11 are intended and shall be construed so as to be the sole and exclusive remedy after the Closing which any member of the Parent Group may have arising out of or related to this Agreement or the transactions contemplated herein.

          11.4.4. Notwithstanding anything to the contrary contained in this Agreement, no party to this Agreement shall be liable to another party to this Agreement for punitive, indirect, or consequential damages hereunder.

          11.4.5. The amount to which an Indemnitee may become entitled under this SECTION 11 shall be net of any amounts actually recovered by an Indemnitee under or pursuant to any insurance policy, indemnity, reimbursement arrangement or contract with respect to the claim giving raise to such entitlement (an "ALTERNATIVE ARRANGEMENT"). To the extent that an Alternative Arrangement is available to any Indemnitee to cover any item for which indemnification may be sought hereunder, Indemnitee will use its reasonable efforts consistent with available resources to pursue recovery under such Alternative Arrangements. To the extent an Indemnitee is paid by the Indemnifying Party any amount of any claim hereunder, Indemnitee will assign to the Indemnifying Party, to the fullest extent allowable, its claim under such Alternative Arrangement, or in the event assignment is not permissible, but Indemnitee in question is nonetheless permitted to pursue such claim on the Indemnifying Party's behalf, Indemnitee shall pursue, such claim, at the Indemnifying Party's reasonable direction, with any recovery thereon to be transmitted promptly to the Indemnifying Party.

          11.4.6. If a claim is made by any Tax authority which, if successful, is likely to result in an indemnity payment to any member of the Parent Group pursuant to SECTION 11.1, Parent shall notify the Company of such claim (a "TAX CLAIM"), stating the nature and basis of such claim and the amount thereof, to the extent known. Failure to give such notice shall not relieve the Company from any liability which it may have on account of this indemnification, except to the extent that the Company is prejudiced thereby. The Company shall have the right, at its option, to control the defense of such Tax Claim and to employ counsel of its choice. Parent shall cooperate with the Company in contesting any such Tax Claim, which cooperation shall include the retention and, upon the Company's request, the provision of records and information which are reasonably relevant to such Tax Claim and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder. The Company's right to control a Tax Claim will be limited to amounts in dispute which would be paid by the Company or for which the Company would be liable pursuant to SECTION 11.1. Without the prior written consent of the Company, no member of the Parent Group shall file an amended Tax Return to the extent that such amended Tax Return could result in an indemnity payment to any member of the Parent Group pursuant to SECTION 11.1.

     11.5. STRADDLE PERIOD TAXES. In the case of any Straddle Period, the amount of any Taxes based on or measured by income or receipts of each of the Company and the Acquired Companies for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company and the Acquired Companies hold a beneficial interest shall be deemed to terminate at the close of business on the Closing Date) and the amount of other Taxes of the Company and the Acquired Companies for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period through the Closing Date and the denominator of which is the number of days in such Straddle Period. The Buyers (and the Acquired Companies) shall be responsible for all Tax Returns relating to the Acquired Companies that need to be filed at any time following the Closing, except for consolidated Tax Returns of the Company and the Acquired Companies for the period up to the Closing Date, which will be filed by the Company. The Buyers shall allow the Company to review, comment upon and reasonably approve without undue delay any Tax Return related to a Straddle Period or a Pre-Closing Tax Period which is filed after the Closing Date and with respect to which an indemnification claim pursuant to
SECTION 11.1 could be made prior to its filing date, and the Company shall allow Parent to review, comment upon and reasonably approve without undue delay any consolidated Tax Return of the Company and the Acquired Companies for the period up to the Closing Date, prior to its filing date.

     11.6. EXCLUDED SUBSIDIARIES. Notwithstanding anything to the contrary, the Excluded Subsidiaries shall remain solely responsible and liable for, and shall indemnify and hold the Parent Group harmless from, the Excluded Subsidiaries' share (using separate company taxable income concepts similar to those of U.S. Treasury Regulation Section 1.1502-12) of the federal income tax liability of the U.S. consolidated tax group that includes the Company and the Excluded Subsidiaries, and such indemnification shall not be subject to any limitations provided under this SECTION 11. In the event that any claim or demand for payment of any such Tax Liability is made against the Parent Group, then the provisions of SECTION 11.4.6 above shall apply, mutatis mutandis.


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


12.  GENERAL PROVISIONS

     12.1. ASSIGNMENT. No party to this Agreement will convey, assign or otherwise transfer any of its rights or obligations under any Transaction Document without the prior written consent of Company (in the case of an assignment by Parent or Acquiring Subsidiary) or of Parent (in the case of an assignment by the Company). Any conveyance, assignment or transfer requiring the prior written consent of the Company or Parent which is made without such consent will be void ab initio. No assignment of this Agreement will relieve the assigning party of its obligations hereunder.

     12.2. PARTIES IN INTEREST. This Agreement is binding upon and is for the benefit of the parties hereto and their respective successors and permitted assigns. Subject to SECTION 2.4, SECTION 7.8 and SECTION 8, this Agreement is not made for the benefit of any Person not a party hereto, and no Person other than the parties hereto or their respective successors and permitted assigns will acquire or have any benefit, right, remedy or claim under or by reason of this Agreement, except that members of the Parent Group will be entitled to the rights to indemnification provided to the Parent Group hereunder.

     12.3. FEES AND EXPENSES. Except as otherwise expressly provided in this Agreement, all costs and expenses (including all fees and disbursements of counsel, financial advisors and accountants) incurred in connection with the negotiation and preparation of this Agreement, the performance of the terms of this Agreement and the consummation of the transactions contemplated by this Agreement, shall be paid by the respective party incurring such costs and expenses, whether or not the Closing shall have occurred; PROVIDED, HOWEVER, that (subject to the provisions of SECTION 2.4), the Tax Planning Expenses shall be paid by Parent. Without derogating from the generality of foregoing, the Company shall pay directly (not through the Acquired Subsidiaries) all Transaction Expenses prior to the Closing, and to the extent any such Transaction Expense is not fully paid for prior to the Closing or deducted from the Base Purchase Price, it shall remain a liability of the Company and not transferred as part of the Transferred Liabilities.

     12.4. NOTICES. All notices, requests, claims, demands and other communications required or permitted to be given under any Transaction Document shall be in writing and will be delivered by hand or telecopied or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service or fax or by email, and will be deemed given when so delivered by hand or telecopied, or five Business Days after being so mailed (three Business Day in the case of overnight courier service) or upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one
(1) Business Day by dispatch pursuant to one of the other methods described herein), or in the case of a notice sent by email to the email address set forth below (if any), on the next Business Day after transmission. In the event that notices are given pursuant to one of the methods listed above, a copy of the notice should also be sent by email All such notices, requests, claims, demands and other communications will be addressed as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice in accordance with this SECTION 12.4:

                           If to the Company:

                           Alert Global Media, Inc.
                           Brickell Bayview Center
                           80 Southwest 8th Street, Suite 2300
                           Miami, Florida 33130
                           Attn:  President
                           Fax:  +1 (305) 530-9434

                           With a copy to:

                           Willkie Farr & Gallagher LLP
                           787 Seventh Avenue
                           New York, NY  10019
                           Attn:  Morgan D. Elwyn, Esq.
                           Fax:  +1 (212) 728-8111
                           Email:  melwyn@willkie.com

                           If to the Buyers:

                           Nice Systems Ltd.
                           8 Hapnina Street, P.O.Box 690
                           Ra'anana 43197
                           Tel: +972-9-7753777
                           Fax: +972-9-9-7437446
                           Attn.: Yechiam Cohen, General Counsel

                           With a copy to:

                           Meitar, Liquornik, Geva & Leshem, Brandwein
                           16 Abba Hillel Silver Road
                           Ramat-Gan 52506, Israel
                           Attn: Dan Geva
                           Fax:  +972-3-610-3111
                           Email: dan@meitar.com

     12.5. ENTIRE AGREEMENT; AMENDMENTS AND WAIVERS. This Agreement, the other Transaction Documents and the Confidentiality Agreement collectively represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof, supersede all prior negotiations, agreements and understandings of the parties of any nature, whether oral or written, relating thereto and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Except as otherwise provided herein, all remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

     12.6. SEVERABILITY. If any provision of any Transaction Document or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions thereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby.

     12.7. GOVERNING LAW. This Agreement will be governed by and construed in accordance with the internal Laws of the State of New York applicable to contracts made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

     12.8. JURISDICTION, SERVICE OF PROCESS. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the applicable federal and state courts located in the City of New York, New York, for the purposes of any suit, action or other proceeding arising out of this Agreement. Each of the parties hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth in
SECTION 12.4 shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in such courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Notwithstanding the foregoing, this
SECTION 12.8 shall not apply to any dispute under SECTION 2.3 that is required to be decided by the Audit Firm.

     12.9. WAIVER OF JURY TRIAL. IN ANY ACTION OR PROCEEDING ARISING HEREFROM, THE PARTIES HERETO CONSENT TO TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY HERETO OR ITS SUCCESSORS AGAINST ANY OTHER PARTY HERETO OR ITS SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF THE FORM OF ACTION OR PROCEEDING.

     12.10. COUNTERPARTS. This Agreement may be executed in separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement.

     12.11. SPECIFIC PERFORMANCE. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of any Transaction Document, the party or parties who are or are to be thereby aggrieved will have the right of specific performance and injunctive relief giving effect to its or their rights under such Transaction Document, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies will be cumulative. The parties agree that any such breach or threatened breach would cause irreparable injury, that the remedies at law for any such breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived.

     12.12. CONSTRUCTION; INTERPRETATION. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

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                                       57

                       [SHARE PURCHASE AND SALE AGREEMENT]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.


FORTENT, INC.

By: /s/ Sandra Jaffee
------------------------------
Name: Sandra Jaffee
Title: Chief Executive Officer

SOLELY FOR THE PURPOSES OF SECTION 11.6:

AGM ACQUISITION CORP.                        ALERT GLOBAL MEDIA, INC.

By: /s/ Anthony R. Guarascio                 By: /s/ Anthony R. Guarascio
----------------------------                 ----------------------------
Name: Anthony R. Guarascio                   Name: Anthony R. Guarascio
Title: President                             Title: President

ASSOCIATION OF CERTIFIED ANTI-MONEY LAUNDERING SPECIALISTS, INC.

By: /s/ Anthony R. Guarascio
----------------------------
Name: Anthony R. Guarascio
Title: President

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.


NICE SYSTEMS LTD.                      NICE CTI SYSTEMS UK LIMITED

By: /s/ Haim Shani /s/ Dafna Gruber    By: /s/ Haim Shani     /s/ Dafna Gruber
------------------ ----------------    ------------------     ----------------
Name: Haim Shani   Dafna Gruber        Name:  Haim Shani      Dafna Gruber
Title: CEO         CFO                 Title:    CEO          CFO

NICE SYSTEMS LATIN AMERICA, INC.       ACTIMIZE JAPAN KK

By: /s/ Haim Shani /s/ Dafna Gruber    By: /s/ Haim Shani     /s/ Dafna Gruber
------------------ ----------------    ------------------     ----------------
Name: Haim Shani   Dafna Gruber        Name: Haim Shani       Dafna Gruber
Title: CEO         CFO                 Title: CEO             CFO